                                                              EXECUTION COPY


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                              REVOLVING CREDIT AGREEMENT



                                     DATED AS OF


                                     JULY 3, 1997


                                       BETWEEN



                           PROSPECT MEDICAL HOLDINGS, INC.
                                     ("BORROWER")


                                         AND


                                    IMPERIAL BANK
                                       ("BANK")



                                     $10,000,000




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

                                  TABLE OF CONTENTS

                                                                       Page(s)
                                                                       -------
                                      ARTICLE I
                           DEFINITIONS AND INTERPRETATIONS . . . . . . . .   1

1.1    Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       ADA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       Applicable Margin . . . . . . . . . . . . . . . . . . . . . . . . .   1
       Applicable Multiplier . . . . . . . . . . . . . . . . . . . . . . .   2
       Applicable Period . . . . . . . . . . . . . . . . . . . . . . . . .   2
       Asset . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       Asset Sale. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       Bank. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       Bank Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       Bankruptcy Code . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       Borrower. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       Borrowing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       Business Day. . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       Capital Expenditures. . . . . . . . . . . . . . . . . . . . . . . .   3
       Capital Lease . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       Capital Lease Obligations . . . . . . . . . . . . . . . . . . . . .   3
       Champus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       Change of Control . . . . . . . . . . . . . . . . . . . . . . . . .   3
       Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       Collateral Assignment of Transaction Documents. . . . . . . . . . .   4
       Commitment Fee. . . . . . . . . . . . . . . . . . . . . . . . . . .   4
       Compliance Certificate. . . . . . . . . . . . . . . . . . . . . . .   4
       Consolidated EBITDA . . . . . . . . . . . . . . . . . . . . . . . .   4
       Consolidated EBITDAR. . . . . . . . . . . . . . . . . . . . . . . .   4
       Consolidated Interest Expense . . . . . . . . . . . . . . . . . . .   4
       Consolidated Lease Expense. . . . . . . . . . . . . . . . . . . . .   4
       Consolidated Net Income . . . . . . . . . . . . . . . . . . . . . .   4
       Consolidated Net Worth. . . . . . . . . . . . . . . . . . . . . . .   4
       Coverage Ratio. . . . . . . . . . . . . . . . . . . . . . . . . . .   4
       Credit Succession Agreement . . . . . . . . . . . . . . . . . . . .   5
       Current Assets. . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       Current Liabilities . . . . . . . . . . . . . . . . . . . . . . . .   5
       Current Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . .   5


                                          i


                                                                         Page(s)
                                                                         -------
       Dollars . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       ERISA Event . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       ERISA Group . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       Event of Default. . . . . . . . . . . . . . . . . . . . . . . . . .   6
       Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       Financial Statement(s). . . . . . . . . . . . . . . . . . . . . . .   6
       GAAP. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       Governing Documents . . . . . . . . . . . . . . . . . . . . . . . .   7
       Governmental Authority. . . . . . . . . . . . . . . . . . . . . . .   7
       Guaranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
       Guarantor(s). . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
       Hazardous Materials . . . . . . . . . . . . . . . . . . . . . . . .   7
       Health Service Plan License . . . . . . . . . . . . . . . . . . . .   7
       Insolvency Proceeding . . . . . . . . . . . . . . . . . . . . . . .   7
       Indemnified Person(s) . . . . . . . . . . . . . . . . . . . . . . .   7
       Inter-Company Note (Guarantor). . . . . . . . . . . . . . . . . . .   8
       Inter-Company Note (Physician Group Shareholder). . . . . . . . . .   8
       Inter-Company Security Agreement. . . . . . . . . . . . . . . . . .   8
       Internal Revenue Code . . . . . . . . . . . . . . . . . . . . . . .   8
       Late Payment Fee. . . . . . . . . . . . . . . . . . . . . . . . . .   8
       Lending Rate. . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
       Letter(s) of Credit . . . . . . . . . . . . . . . . . . . . . . . .   8
       Letter of Credit Application. . . . . . . . . . . . . . . . . . . .   8
       Letter of Credit Fee. . . . . . . . . . . . . . . . . . . . . . . .   8
       Letter of Credit Usage. . . . . . . . . . . . . . . . . . . . . . .   8
       Leverage Ratio. . . . . . . . . . . . . . . . . . . . . . . . . . .   8
       Lien. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
       Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
       Loan Document(s). . . . . . . . . . . . . . . . . . . . . . . . . .   9
       Management Services Agreement . . . . . . . . . . . . . . . . . . .   9
       Manager . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
       Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . .   9
       Medicaid. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       Medicare. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       Multiemployer Plan. . . . . . . . . . . . . . . . . . . . . . . . .  10
       Note. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       Notice of Borrowing . . . . . . . . . . . . . . . . . . . . . . . .  10
       Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       Old Lenders . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       Operating Lease . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       Option Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .  11
       Optional Commitment Reduction . . . . . . . . . . . . . . . . . . .  11


                                          ii


                                                                         Page(s)
                                                                         -------
       Participant . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       Pay-Off Letters . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       PBGC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       Permitted Acquisition . . . . . . . . . . . . . . . . . . . . . . .  11
       Permitted Debt. . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       Permitted Investments . . . . . . . . . . . . . . . . . . . . . . .  11
       Permitted Liens . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       Person. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       Physician Group . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       Physician Group Shareholder . . . . . . . . . . . . . . . . . . . .  12
       Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       Prime Rate. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       Private Insurance Company . . . . . . . . . . . . . . . . . . . . .  13
       Purchase Money Lien . . . . . . . . . . . . . . . . . . . . . . . .  13
       Real Estate Leases. . . . . . . . . . . . . . . . . . . . . . . . .  13
       Reportable Event. . . . . . . . . . . . . . . . . . . . . . . . . .  13
       Responsible Officer . . . . . . . . . . . . . . . . . . . . . . . .  13
       Retiree Health Plan . . . . . . . . . . . . . . . . . . . . . . . .  13
       Revolving Credit Commitment . . . . . . . . . . . . . . . . . . . .  13
       Revolving Loans . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       Revolving Loans Daily Balances. . . . . . . . . . . . . . . . . . .  13
       Revolving Loans Maturity Date . . . . . . . . . . . . . . . . . . .  13
       Security Agreement (Borrower)"  . . . . . . . . . . . . . . . . . .  13
       Security Agreement (Guarantor). . . . . . . . . . . . . . . . . . .  14
       Security Agreement (Physician Group). . . . . . . . . . . . . . . .  14
       Solvent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       Stock Pledge Agreement" . . . . . . . . . . . . . . . . . . . . . .  14
       Subsidiary. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       Swaps . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       Transaction Documents . . . . . . . . . . . . . . . . . . . . . . .  15
       Transferee. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       Unfunded Liabilities. . . . . . . . . . . . . . . . . . . . . . . .  15
       Unmatured Event of Default. . . . . . . . . . . . . . . . . . . . .  15
       Unused Commitment Fee . . . . . . . . . . . . . . . . . . . . . . .  15
       Warrant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       Working Capital Sublimit. . . . . . . . . . . . . . . . . . . . . .  15
1.2    Accounting Terms and Determinations . . . . . . . . . . . . . . . .  16
1.3    Computation of Time Periods . . . . . . . . . . . . . . . . . . . .  16
1.4    Construction. . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
1.5    Exhibits and Schedules. . . . . . . . . . . . . . . . . . . . . . .  16
1.6    No Presumption Against Any Party. . . . . . . . . . . . . . . . . .  16
1.7    Independence of Provisions. . . . . . . . . . . . . . . . . . . . .  16


                                         iii


                                                                         Page(s)
                                                                         -------
                                      ARTICLE II
                                 TERMS OF THE CREDIT . . . . . . . . . . .  17

2.1    [Intentionally Omitted] . . . . . . . . . . . . . . . . . . . . . .  17
2.2    Revolving Loans . . . . . . . . . . . . . . . . . . . . . . . . . .  17
2.3    Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . .  17
2.4    Notice of Borrowing Requirements. . . . . . . . . . . . . . . . . .  19
2.5    Interest Rates; Payments of Interest. . . . . . . . . . . . . . . .  19
2.6    Note; Statements of Obligations . . . . . . . . . . . . . . . . . .  20
2.7    Holidays. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
2.8    Time and Place of Payments. . . . . . . . . . . . . . . . . . . . .  21
2.9    Commitment Fee and Unused Commitment Fee. . . . . . . . . . . . . .  21
2.10   Optional Commitment Reductions. . . . . . . . . . . . . . . . . . .  22

                                     ARTICLE III
                                 CONDITIONS PRECEDENT. . . . . . . . . . .  22

3.1    Conditions to Initial Loan or Letter of Credit. . . . . . . . . . .  22
3.2    Conditions to all Loans and Letters of Credit . . . . . . . . . . .  25
3.3    Additional Conditions to Loans for Permitted Acquisitions . . . . .  25

                                      ARTICLE IV
                            REPRESENTATIONS AND WARRANTIES . . . . . . . .  25

4.1    Legal Status. . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
4.2    No Violation; Compliance. . . . . . . . . . . . . . . . . . . . . .  26
4.3    Authorization; Enforceability . . . . . . . . . . . . . . . . . . .  26
4.4    Approvals; Consents . . . . . . . . . . . . . . . . . . . . . . . .  27
4.5    Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
4.6    Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
4.7    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
4.8    No Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
4.9    Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
4.10   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
4.11   Correctness of Financial Statements . . . . . . . . . . . . . . . .  28
4.12   ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
4.13   Other Obligations . . . . . . . . . . . . . . . . . . . . . . . . .  28
4.14   Public Utility Holding Company Act. . . . . . . . . . . . . . . . .  28
4.15   Investment Company Act. . . . . . . . . . . . . . . . . . . . . . .  28
4.16   Patents, Trademarks, Copyrights, and Intellectual Property, etc.. .  29
4.17   Environmental Condition . . . . . . . . . . . . . . . . . . . . . .  29
4.18   Real Estate Leases. . . . . . . . . . . . . . . . . . . . . . . . .  29
4.19   Compliance With ADA . . . . . . . . . . . . . . . . . . . . . . . .  29


                                          iv


                                                                         Page(s)
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
4.20   Physician Groups; Transaction Documents . . . . . . . . . . . . . .  30
4.21   Billing Practices . . . . . . . . . . . . . . . . . . . . . . . . .  31
4.22   Character of Business . . . . . . . . . . . . . . . . . . . . . . .  31

                                      ARTICLE V
                                AFFIRMATIVE COVENANTS. . . . . . . . . . .  31

5.1    Punctual Payments . . . . . . . . . . . . . . . . . . . . . . . . .  31
5.2    Books and Records . . . . . . . . . . . . . . . . . . . . . . . . .  31
5.3    Financial Statements. . . . . . . . . . . . . . . . . . . . . . . .  31
5.4    Existence; Preservation of Licenses; Compliance with Law. . . . . .  33
5.5    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
5.6    Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
5.7    Taxes and Other Liabilities . . . . . . . . . . . . . . . . . . . .  34
5.8    Notice to Bank. . . . . . . . . . . . . . . . . . . . . . . . . . .  34
5.9    Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . .  35
5.10   Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . .  36
5.11   Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
5.12   Environment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
5.13   Real Estate Leases. . . . . . . . . . . . . . . . . . . . . . . . .  37
5.14   ADA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
5.15   Billing Practices . . . . . . . . . . . . . . . . . . . . . . . . .  37

                                      ARTICLE VI
                                  NEGATIVE COVENANTS . . . . . . . . . . .  37

6.1    Use of Funds; Margin Regulation . . . . . . . . . . . . . . . . . .  37
6.2    Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
6.3    Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
6.4    Merger, Consolidation, Transfer of Assets . . . . . . . . . . . . .  38
6.5    Leases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
6.6    Sales and Leasebacks. . . . . . . . . . . . . . . . . . . . . . . .  38
6.7    Asset Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
6.8    Investments; Permitted Acquisitions . . . . . . . . . . . . . . . .  38
6.9    Character of Business . . . . . . . . . . . . . . . . . . . . . . .  42
6.10   Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
6.11   Guaranty. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
6.12   Capital Expenditures. . . . . . . . . . . . . . . . . . . . . . . .  43
6.13   Transactions with Affiliates. . . . . . . . . . . . . . . . . . . .  43
6.14   Change of Control . . . . . . . . . . . . . . . . . . . . . . . . .  43
6.15   Stock Issuance. . . . . . . . . . . . . . . . . . . . . . . . . . .  43
6.16   Financial Condition . . . . . . . . . . . . . . . . . . . . . . . .  43
6.17   Transactions Under ERISA. . . . . . . . . . . . . . . . . . . . . .  44


                                          v


                                                                         Page(s)
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
6.18   Transaction Documents . . . . . . . . . . . . . . . . . . . . . . .  45

                                     ARTICLE VII
                            EVENTS OF DEFAULT AND REMEDIES . . . . . . . .  45

7.1    Events of Default . . . . . . . . . . . . . . . . . . . . . . . . .  45
7.2    Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
7.3    Remedies Cumulative . . . . . . . . . . . . . . . . . . . . . . . .  47

                                     ARTICLE VIII
                                        TAXES. . . . . . . . . . . . . . .  47

8.1    Taxes on Payments . . . . . . . . . . . . . . . . . . . . . . . . .  47
8.2    Indemnification For Taxes . . . . . . . . . . . . . . . . . . . . .  48
8.3    Evidence of Payment . . . . . . . . . . . . . . . . . . . . . . . .  48

                                      ARTICLE IX
                                    MISCELLANEOUS. . . . . . . . . . . . .  48

9.1    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
9.2    No Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
9.3    Bank Expenses; Documentary Taxes; Indemnification.. . . . . . . . .  48
9.4    Amendments and Waivers. . . . . . . . . . . . . . . . . . . . . . .  49
9.5    Successors and Assigns; Participations; Disclosure. . . . . . . . .  50
9.6    Counterparts; Effectiveness; Integration. . . . . . . . . . . . . .  50
9.7    Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
9.8    Governing Law.. . . . . . . . . . . . . . . . . . . . . . . . . . .  51
9.9    Judicial Reference. . . . . . . . . . . . . . . . . . . . . . . . .  51


EXHIBITS AND SCHEDULES

Exhibit 1.1C      -   Form of Collateral Assignment of Transaction Documents

Exhibit 1.1G      -   Form of Guaranty

Exhibit 1.1I-1    -   Form of Inter-Company Note (Guarantor)

Exhibit 1.1I-2    -   Form of Inter-Company Note (Physician Group
                      Shareholders)

Exhibit 1.1I-3    -   Form of Inter-Company Security Agreement

Exhibit 1.1S-1    -   Form of Security Agreement (Guarantor)

Exhibit 1.1S-2    -   Form of Security Agreement (Physician Group)

Exhibit 1.1S-3    -   Form of Stock Pledge Agreement (Borrower)

Exhibit 1.1S-4    -   Form of Stock Pledge Agreement (Guarantor)

Exhibit 2.4(b)    -   Form of Notice of Borrowing

Exhibit 3.1(b)    -   Form of Opinions of Borrower's and Guarantors' Counsel

Exhibit 5.3(d)    -   Form of Compliance Certificate

Schedule 1.1P     -   Permitted Debt

Schedule 4.7      -   Litigation

Schedule 4.9      -   Subsidiaries

Schedule 4.12     -   Employee Benefit Plans

Schedule 4.18     -   Real Estate Leases

Schedule 4.20     -   Physician Groups; Transaction Documents.

                              REVOLVING CREDIT AGREEMENT


          This REVOLVING CREDIT AGREEMENT, dated as of July 3, 1997, is entered into among Borrower and Bank.

          The parties hereto agree as follows:

                                      ARTICLE I

                           DEFINITIONS AND INTERPRETATIONS

          1.1 DEFINITIONS. The following terms, as used herein, shall have the following meanings:

          "ADA" means the Americans with Disabilities Act, 42 U.S.C. Section 12101, ET. SEQ., and all applicable rules and regulations promulgated thereunder.

          "AFFILIATE" means any Person (i) that, directly or indirectly, controls, is controlled by or is under common control with Borrower or any Subsidiary; (ii) which directly or indirectly beneficially owns or controls five percent (5%) or more of any class of voting stock of Borrower or any Subsidiary; or (iii) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by Borrower or any Subsidiary. For purposes of the foregoing, "control" (including "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "AGREEMENT" means this Revolving Credit Agreement, together with any concurrent or subsequent rider, amendment, schedule or exhibit to this Revolving Credit Agreement.

          "APPLICABLE MARGIN" means the margin set forth in the table below opposite the applicable Leverage Ratio, as disclosed in the latest Compliance Certificate delivered pursuant to Section 5.3(c):

          Leverage Ratio                                   Margin
          --------------                                   ------
     3.5:1.0 or greater                                150 basis points
     greater than 3.0:1.0 but less than 3.5:1.0        100 basis points
     less than 3.0:1.0                                  50 basis points

          "APPLICABLE MULTIPLIER" means for purposes of calculating the Coverage Ratio and the Leverage Ratio, (i) for the test dates September 30, 1997, December 31, 1997, March 31, 1998 and June 30, 1998, four (4), and (ii) for each test date thereafter, two (2).

          "APPLICABLE PERIOD" means for purposes of calculating the Coverage Ratio and the Leverage Ratio, (i) for the test dates September 30, 1997, December 31, 1997, March 31, 1998 and June 30, 1998, Borrower's fiscal quarter ending on each such test date, and (ii) on each test date thereafter, Borrower's two fiscal quarter period ending on such test date.

          "ASSET" means any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, and whether tangible or intangible.

          "ASSET SALE" means any sale, transfer or other disposition of Borrower's or any Subsidiary's businesses or Asset(s) now owned or hereafter acquired, including shares of stock and indebtedness of any Subsidiary, receivables and leasehold interests.

          "BANK" means Imperial Bank, a California banking corporation.

          "BANK EXPENSES" means (i) all expenses of Bank paid or incurred in connection with Bank's due diligence and investigation of Borrower, including appraisal, filing, recording, documentation, publication and search fees and other such expenses, and all attorneys' fees and expenses (including attorneys' fees incurred pursuant to proceedings arising under the Bankruptcy Code) incurred in connection with the structuring, negotiation, drafting, preparation, execution and delivery of this Agreement, the Loan Documents, and any and all other documents, instruments and agreements entered into in connection herewith;
(ii) all expenses of Bank, including attorneys' fees and expenses (including attorneys' fees incurred pursuant to proceedings arising under the Bankruptcy
Code) paid or incurred in connection with the negotiation, preparation, execution and delivery of any waiver, forbearance, consent, amendment or addition to this Agreement or any Loan Document, or the termination hereof and thereof; (iii) all costs or expenses paid or advanced by Bank which are required to be paid by Borrower under this Agreement or the Loan Documents, including taxes and insurance premiums of every nature and kind of Borrowers; and (iv) if an Event of Default occurs, all expenses paid or incurred by Bank, including attorneys' fees and expenses (including attorneys' fees incurred pursuant to proceedings arising under the Bankruptcy Code), costs of collection, suit, arbitration, judicial reference and other enforcement proceedings, and any other out-of-pocket expenses incurred in connection therewith or resulting therefrom, whether or not suit is brought, or in connection with any refinancing or restructuring of the Obligations and the liabilities of Borrower under this Agreement, any of the Loan Documents, or any other document, instrument or agreement entered into in connection herewith in the nature of a "workout."

          "BANKRUPTCY CODE" means The Bankruptcy Reform Act of 1978 (Pub. L. No. 95-598; 11 U.S.C.), as amended or supplemented from time to time, or any successor statute, and any and all rules and regulations issued or promulgated in connection therewith.

          "BORROWER" means Prospect Medical Holdings, Inc., a Delaware corporation.

          "BORROWING" means a borrowing of a Revolving Loan pursuant to the terms and conditions hereof.

          "BUSINESS DAY" means any day other than a Saturday, a Sunday, or a day on which commercial banks in the City of Los Angeles, California are authorized or required by law or executive order or decree to close.

          "CAPITAL EXPENDITURES" means expenditures made in cash, or financed with long term debt, by any Person for the acquisition of any fixed Assets or improvements, replacements, substitutions, or additions thereto that have a useful life of more than one (1) year, including the direct or indirect acquisition of such Assets by way of increased product or service charges, offset items, or otherwise, and the principal portion of payments with respect to Capital Lease Obligations, calculated in accordance with GAAP.

          "CAPITAL LEASE" means any lease of an Asset by a Person as lessee which would, in conformity with GAAP, be required to be accounted for as an Asset and corresponding liability on the balance sheet of that Person.

          "CAPITAL LEASE OBLIGATIONS" of a Person means the amount of the obligations of such Person under all Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

          "CHAMPUS" means the Civilian Health and Medical Program of the Uniformed Service, a program of medical benefits covering retirees and dependents of a member or a former member of a uniformed service, provided, financed and supervised by the United States Department of Defense established by 10 U.S.C. Sections 1071, ET SEQ.

          "CHANGE OF CONTROL" shall be deemed to have occurred at such time as any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than twenty percent (20%) of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors.

          "CLOSING DATE" means the date when all of the conditions set forth in
Section 3.1 have been fulfilled to the satisfaction of Bank and its counsel.

          "COLLATERAL ASSIGNMENT OF TRANSACTION DOCUMENTS" means each Collateral Assignment of Transaction Documents now or hereafter executed by a Guarantor in favor of Bank, substantially in the form of EXHIBIT 1.1C.

          "COMMITMENT FEE" has the meaning set forth in Section 2.9(a).

          "COMPLIANCE CERTIFICATE" means a certificate of compliance to be delivered quarterly in accordance with Section 5.3(d), substantially in the form of EXHIBIT 5.3(d).

          "CONSOLIDATED EBITDA" means, with respect to any period, the sum of (without duplication) (i) Consolidated Net Income for such period (excluding extraordinary gains and losses); (ii) Consolidated Interest Expense during such period; (iii) accrued federal and state income taxes payable by Borrower and the Subsidiaries during such period which are included in the determination of Consolidated Net Income; and (iv) Borrower's and the Subsidiaries' consolidated depreciation and amortization during such period; calculated in accordance with GAAP.

          "CONSOLIDATED EBITDAR" means, with respect to any period, the sum of Consolidated EBITDA for such period, PLUS Consolidated Lease Expense for such period.

          "CONSOLIDATED INTEREST EXPENSE" means, with respect to any period, the current interest accrued during such period in accordance with GAAP on the aggregate amount of Borrower's and the Subsidiaries consolidated Debt, including the interest portion of Borrower's and the Subsidiaries' consolidated Capital Lease Obligations.

          "CONSOLIDATED LEASE EXPENSE" means, with respect to any period, the aggregate amount of rent paid or payable, on a consolidated basis, in connection with any and all Operating Leases of Borrower and the Subsidiaries that is charged against Consolidated Net Income during such period.

          "CONSOLIDATED NET INCOME" means, with respect to any period, the consolidated net income of Borrower and the Subsidiaries reflected on Borrower's Financial Statement for such period, calculated in accordance with GAAP.

          "CONSOLIDATED NET WORTH" means, as of the date of determination, Borrower's and the Subsidiaries' consolidated net worth, calculated in accordance with GAAP.

          "COVERAGE RATIO" means as of the date of determination for the Applicable Period, the ratio of: (i) EBITDAR for such period TIMES the Applicable Multiplier; to (ii) the sum of (x) [THE PRODUCT OF the sum of
(1) Consolidated Interest Expense for such period, (2) Consolidated Lease Expense for such period, and (3) cash federal and state income taxes actually paid by Borrower and the Subsidiaries during such period, TIMES the Applicable Multiplier], (y) current maturities of Borrower's and the Subsidiaries' consolidated long term Debt during such period (other than the Obligations) and
(z) twenty-five percent (25%) of the sum of the principal amount of the Loans plus the Letter of Credit Usage outstanding on such date.

          "CREDIT SUCCESSION AGREEMENT" means that certain Credit Succession Agreement, dated as of even date herewith, among Borrower, Bank, each Guarantor, each Physician Group and each Physician Group Shareholder.

          "CURRENT ASSETS" means, as of the date of determination, the sum of Borrower's cash, accounts receivable, inventory and other Assets that are likely to be converted into cash, sold, exchanged, or expensed in the ordinary course of Borrower's business, as now conducted, within one year, calculated in accordance with GAAP.

          "CURRENT LIABILITIES" means, as of the date of determination, the sum of Borrower's Debt coming due within one year, calculated in accordance with GAAP.

          "CURRENT RATIO" means, as of the date of determination, the ratio of:
(i) Current Assets as of such date; to (ii) Current Liabilities less seventy-five percent (75%) of the principal amount of the Loans and the Letter of Credit Usage reported as current under Borrower's latest Financial Statement as of such date.

          "DEBT" means, as of the date of determination, the sum, but without duplication, of any and all of a Person's: (i) indebtedness heretofore or hereafter created, issued, incurred or assumed by such Person (directly or indirectly) for or in respect of money borrowed; (ii) Capital Lease Obligations;
(iii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iv) obligations for the deferred purchase price of property or services; (v) current liabilities in respect of unfunded vested benefits under any Plan; (vi) obligations under letters of credit; (vii) obligations under acceptance facilities; (viii) obligations under all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, or supply funds to invest in any other Person, or otherwise to assure a creditor against loss; (ix) obligations secured by any Lien, whether or not such obligations have been assumed; and (x) Swaps.

          "DISTRIBUTIONS" means, with respect to any Person, dividends or distributions of earnings made by such Person to its owners.

          "DOLLARS" or "$" means lawful currency of the United States of America.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute, and any and all regulations thereunder.

          "ERISA EVENT" means (a) a Reportable Event with respect to a Plan or Multiemployer Plan, (b) the withdrawal of a member of the ERISA Group from a Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Plan in a distress termination (as described in Section 4041(c) of ERISA),
(d) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under
Section 4042(a)(1), (2), or (3) of ERISA for the termination of or the appointment of a trustee to administer, any Plan or Multiemployer Plan, of
(ii) that may result in termination of a Multiemployer Plan pursuant to
Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA of a member of the ERISA Group from a Multiemployer Plan, or (g) providing any security to any Plan under
Section 401(a)(29) of the IRC by a member of the ERISA Group.

          "ERISA GROUP" means Borrower and all members of a controlled group of corporations and all trades or business (whether or not incorporated) under common control which, together with Borrower are treated as a single employer under Section 414 of the Internal Revenue Code.

          "EVENT OF DEFAULT" has the meaning set forth in Section 7.1.

          "FEES" means the Commitment Fee, the Unused Commitment Fee, the Letter of Credit Fees and the Late Payment Fee.

          "FINANCIAL STATEMENT(S)" means, with respect to any accounting period of any Person, statements of income and statements of cash flows of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP, subject to year-end adjustments in the case of monthly Financial Statements. Financial Statement(s) shall include the schedules thereto and annual Financial Statements shall also include the footnotes thereto.

          "GAAP" means generally accepted accounting principles in the United States of America, consistently applied, which are in effect as of the date of this Agreement. If any changes in accounting principles from those in effect on the date hereof are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating financial condition and results of operations of Borrower and the Subsidiaries shall be the same after such changes as if such changes had not been made.

          "GOVERNING DOCUMENTS" means the certificate or articles of incorporation, by-laws, or other organizational or governing documents of any Person.

          "GOVERNMENTAL AUTHORITY" means any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority or subdivision thereof, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "GUARANTIES" and "GUARANTY" means, individually or collectively as the context requires, each certain Continuing Guaranty executed by a Guarantor in favor of Bank, substantially in the form of EXHIBIT 1.1G.

          "GUARANTOR(S)" means, individually or collectively as the context requires, each Subsidiary and every other Person who now or hereafter executes a Guaranty in favor of Bank with respect to the Obligations.

          "HAZARDOUS MATERIALS" means all or any of the following:
(a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity" or are otherwise regulated for the protection of persons, property or the environment; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

          "HEALTH SERVICE PLAN LICENSE" means a license issued by the California Department of Corporations or the corresponding agency of another state, and/or any other applicable or successor state agency or body, certifying that Borrower and/or Guarantors are qualified to operate as a health service plan under applicable laws.

          "INSOLVENCY PROCEEDING" means any proceeding commenced by or against any Person, under any provision of the Bankruptcy Code, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions, or extensions with some or all creditors.

          "INDEMNIFIED PERSON(S)" has the meaning given to such term in
Section 9.3(c).

          "INTER-COMPANY NOTE (GUARANTOR)" means, with respect to any Permitted Acquisition, the promissory note executed by the applicable Guarantor to Borrower to evidence the loan made by Borrower to such Guarantor with respect thereto, substantially in the form of EXHIBIT 1.1I-1.

          "INTER-COMPANY NOTE (PHYSICIAN GROUP SHAREHOLDER)" means, with respect to any Permitted Acquisition, the promissory note executed by the applicable Physician Group Shareholder to the order of the applicable Guarantor to evidence the loan made by such Guarantor to such Physician Group Shareholder with respect thereto, substantially in the form of EXHIBIT 1.1I-2.

          "INTER-COMPANY SECURITY AGREEMENT" means each certain Security Agreement now or hereafter executed between a Guarantor and Borrower to secure the Inter-Company Note (Guarantor) executed by such Guarantor, substantially in the form of EXHIBIT 1.1I-3.

          "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and any and all regulations thereunder.

          "LATE PAYMENT FEE" has the meaning given to such term in
Section 2.9(d).

          "LENDING RATE" means the per annum rate equal to the Prime Rate PLUS the Applicable Margin.

          "LETTER(S) OF CREDIT" means any standby letter(s) of credit issued by Bank, pursuant to Section 2.3.

          "LETTER OF CREDIT APPLICATION" means Bank's standard Application for Standby Letter of Credit and Security Agreement, as the same may be from time to time amended or modified.

          "LETTER OF CREDIT FEE" means, with respect to each Letter of Credit, one and one-half percent (1.5%) PLUS the Applicable Margin TIMES the face amount of such Letter of Credit.

          "LETTER OF CREDIT USAGE" means, on any date of determination, the aggregate maximum amounts available to be drawn under all outstanding Letters of Credit, without regard to whether any conditions to drawing could then be met.

          "LEVERAGE RATIO" means, as of the date of determination, the ratio of:
(i) Borrower's and the Subsidiaries consolidated Debt as of such date; to
(ii) Consolidated EBITDA for the Applicable Period TIMES the Applicable Multiplier.

          "LIEN" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement or other preferential arrangement, charge or encumbrance (including, any conditional sale or other title retention agreement, or finance lease) of any kind.

          "LOANS" means the Revolving Loans.

          "LOAN DOCUMENT(S)" means each of the following documents, instruments, and agreements individually or collectively, as the context requires:

          (i)    the Note;

          (ii)   the Security Agreement (Borrower);

          (iii)  the Guaranties;

          (iv)   the Security Agreements (Guarantor);

          (v)    the Stock Pledge Agreements (Borrower);

          (vi)   the Collateral Assignments of Transaction Documents;

          (vii)  the Credit Succession Agreement;

          (viii) the Letter of Credit Applications;

          (ix)   the Warrant; and

          (x) such other documents, instruments, and agreements (including financing statements and fixture filings) as Bank may reasonably request in connection with the transactions contemplated hereunder or to perfect or protect the liens and security interests granted to Bank in connection herewith.

          "MANAGEMENT SERVICES AGREEMENT" means each certain Management Services Agreement now or hereafter entered into between a Guarantor, on the one hand, and a Physician Group, on the other hand, wherein such Guarantor agrees to provide management services to such Physician Group.

          "MANAGER" means, with respect to any Physician Group, the Guarantor which is the party identified as "Manager" under the Management Services Agreement to which such Physician Group is a party.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business, Assets, condition (financial or otherwise), results of operations, or prospects of Borrower, any Subsidiary, or any Physician Group; (ii) the ability of Borrower to perform its obligations under this Agreement (including, without limitation, repayment of the Obligations as they come due), or the ability of any Guarantor to perform its obligations under the Guaranty to which it is a party or (iii) the validity or enforceability of this Agreement, the Loan Documents, or the rights or remedies of Bank hereunder and thereunder.

          "MEDICAID" means the medical assistance program established by the Social Security Act and any statutes succeeding thereto.

          "MEDICARE" means the health insurance program for the aged and disabled established by the Social Security Act and any statutes succeeding thereto.

          "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA or Section 3(37) of ERISA to which any member of the ERISA Group has contributed, or was obligated to contribute, within the preceding six plan years (while a member of such ERISA Group) including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.

          "NOTE" means that certain Secured Revolving Note in the principal amount of Ten Million Dollars ($10,000,000), dated as of even date herewith, executed by Borrower to the order of Bank.

          "NOTICE OF BORROWING" means an irrevocable notice from Borrower to Bank of Borrower's request for a Borrowing pursuant to the terms of
Section 2.4(b), substantially in the form of EXHIBIT 2.4(B).

          "OBLIGATIONS" means any and all indebtedness, liabilities, and obligations of Borrower owing to Bank and to its successors and assigns, previously, now, or hereafter incurred, and howsoever evidenced, whether direct or indirect, absolute or contingent, joint or several, liquidated or unliquidated, voluntary or involuntary, due or not due, legal or equitable, whether incurred before, during, or after any Insolvency Proceeding, and whether recovery thereof is or becomes barred by a statute of limitations or is or becomes otherwise unenforceable or unallowable as claims in any Insolvency Proceeding, together with all interest thereupon (including interest under Section 2.5(b) and all interest accruing during the pendency of an Insolvency Proceeding). The Obligations shall include, without limiting the generality of the foregoing, all principal and interest owing under the Loans, all Bank Expenses, the Fees, any other fees and expenses due hereunder, and all other indebtedness evidenced by this Agreement and/or the Notes.

          "OLD LENDERS" means, with respect to any Permitted Acquisition, the existing lender(s) to the applicable Physician Group.

          "OPERATING LEASE" means any lease of an Asset by a Person which, in conformity with GAAP, is not a Capital Lease.

          "OPTION AGREEMENT" means, with respect to any Permitted Acquisition, the Assignable Option Agreement entered into by and among the Physician Group, Physician Group Shareholders and Manager which are the subject of such Permitted Acquisition.

          "OPTIONAL COMMITMENT REDUCTION" has the meaning given to such term in
Section 2.10.

          "PARTICIPANT" has the meaning set forth in Section 9.5(d).

          "PAY-OFF LETTERS" means those certain letters, in form and substance reasonably satisfactory to Bank, from Old Lenders respecting the amount necessary to repay in full all of the obligations of Borrower owing to Old Lenders and obtain a termination or release of all of the Liens existing in favor of Old Lenders in and to the Assets of Borrower.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "PERMITTED ACQUISITION" has the meaning given to such term in
Section 6.8(b).

          "PERMITTED DEBT" means (i) Debt owing to Bank in accordance with the terms of this Agreement and the Loan Documents; (ii) Debt which has been approved in writing by Bank and is listed on SCHEDULE 1.1P, but no voluntary prepayments, renewals, extensions, or refinancing thereof; and (iii) Debt secured by a Purchase Money Lien and Capital Lease Obligations up to a maximum aggregate principal amount outstanding for all such Debt of Borrower and the Subsidiaries under this clause (iii) of One Million Dollars ($1,000,000).

          "PERMITTED INVESTMENTS" means any of the following investments denominated and payable in Dollars, maturing within one year from the date of acquisition, selected by Borrower: (i) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States;
(ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof and, at the time of acquisition, having the highest credit rating obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper or corporate promissory notes bearing at the time of acquisition the highest credit rating either of S&P or Moody's issued by United States, Canadian, European or Japanese bank holding companies or industrial or financial companies; (iv) certificates of deposit issued by and bankers acceptances of and interest bearing deposits with Bank; and (v) money market funds organized under the laws of the United States or any state thereof that invest predominantly in any of the foregoing investments permitted under clauses (i), (ii), (iii) and (iv).

          "PERMITTED LIENS" means (i) Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, (ii) Liens in favor of Bank in accordance with the Loan Documents,
(iii) statutory Liens, such as inchoate mechanics', inchoate materialmen's, landlord's, warehousemen's, and carriers' liens, and other similar liens, other than those described in clause (i) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, PROVIDED that, if delinquent, adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture; (iv) Liens securing Debt described in clauses (iii) of the definition of Permitted Debt in this Agreement,
(v) judgment Liens that do not constitute an Event of Default under
Section 7.1(i), (vi) Liens, if they constitute such, of any Operating Lease UCC filings permitted hereunder, and (vii) Liens securing any Debt listed on
SCHEDULE 1.1P.

          "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

          "PHYSICIAN GROUP" means, with respect to any Transaction Documents executed or to be executed in connection with any Permitted Acquisition, the professional medical corporation which is to be acquired thereunder.

          "PHYSICIAN GROUP SHAREHOLDER" means, with respect to any Physician Group, a shareholder of such Physician Group.

          "PLAN" means an "employee benefit plan" as defined in Section 3(3) of ERISA in which any personnel of any member of the ERISA Group participate or from which any such personnel may derive a benefit or with respect to which any member of the ERISA Group may incur liability, excluding any Multiemployer Plan, but including any plan either established or maintained by any member of the ERISA Group or to which such Person contributes under the laws of any foreign country.

          "PRIME RATE" means the rate of interest announced by Bank at its corporate headquarters as its prime rate and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. The Prime Rate is determined by Bank from time to time as a means of pricing credit extensions to some customers and is neither directly tied to some external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time for any particular class of customers or credit extensions.

          "PRIVATE INSURANCE COMPANY" means any insurance company and/or managed care organization which provides reimbursement for medical care or supplies provided by a Physician Group to its patients.

          "PURCHASE MONEY LIEN" means a Lien on any Asset acquired by Borrower or any of its Subsidiaries; PROVIDED that (i) such Lien attaches only to the Asset being acquired; (ii) a description of the Asset being acquired is furnished to Bank; and (iii) the Debt incurred in connection with such acquisition does not exceed one hundred percent (100%) of the purchase price of such Asset.


          "REAL ESTATE LEASES" means all leases, licenses, and any and all other agreements regarding a right of entry to and/or a possessory interest in real property now or hereinafter entered into by either Borrower as a tenant or licensee, or which have been, or are in the future, being purchased, assigned or sublet to either Borrower as a tenant or licensee.

          "REPORTABLE EVENT" means any of the events described in
Section 4043(c) of ERISA other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

          "RESPONSIBLE OFFICER" means either the Chief Executive Officer, Chief Financial Officer or Controller of a Person, or such other officer, employee, or agent of such Person designated by a Responsible Officer in a writing delivered to Bank.

          "RETIREE HEALTH PLAN" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

          "REVOLVING CREDIT COMMITMENT" means Ten Million Dollars ($10,000,000).

          "REVOLVING LOANS" has the meaning given to such term in Section 2.2.

          "REVOLVING LOANS DAILY BALANCES" means the amount determined by taking the amount of the obligations owed under the Revolving Loans at the beginning of a given day, adding any new Revolving Loans advanced or incurred on such date, and subtracting any payments or collections on the Revolving Loans which are deemed to be paid on that date under the provisions of this Agreement.

          "REVOLVING LOANS MATURITY DATE" means July 3, 1999.

          "SECURITY AGREEMENT (BORROWER)" means that certain Security Agreement, dated as of even date herewith, between Borrower and Bank.

          "SECURITY AGREEMENT (GUARANTOR)" means each certain Security Agreement now or hereafter entered into between a Guarantor, on the one hand, and Bank, on the other hand, substantially in the form of EXHIBIT 1.1S-1, to secure the Guaranty to which such Guarantor is a party.

          "SECURITY AGREEMENT (PHYSICIAN GROUP)" means each certain Security Agreement now or hereafter entered into between a Physician Group, on the one hand, and a its Manager, on the other hand, substantially in the form of
EXHIBIT 1.1S-2, to secure the Management Services Agreement to which they are parties.

          "SOLVENT" means, with respect to any Person on the date any determination thereof is to be made, that on such date: (a) the present fair valuation of the Assets of such Person is greater than such Person's probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature; and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, which would leave such Person with Assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction. For purposes of this definition (i) the "fair valuation" of any property or assets means the amount realizable within a reasonable time, either through collection or sale of such Assets at their regular market value, which is the amount obtainable by a capable and diligent Person from an interested buyer willing to purchase such property or assets within a reasonable time under ordinary circumstances; and (ii) the term "debts" includes any payment obligation, whether or not reduced to judgment, equitable or legal, matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, absolute, fixed or contingent.

          "STOCK PLEDGE AGREEMENT" means each certain Security Agreement-Stock Pledge, now or hereafter entered into between a Borrower or a Guarantor, on the one hand, and Bank, on the other hand, substantially in the form of EXHIBIT 1.1S-3 or EXHIBIT 1.1S-4, as applicable.

          "SUBSIDIARY" means any corporation, limited liability company, partnership, trust or other entity (whether now existing or hereafter organized or acquired) of which Borrower or one or more Subsidiaries of Borrower at the time owns or controls directly or indirectly more than 50% of the shares of stock or partnership or other ownership interest having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees or otherwise exercising control of such corporation, limited liability company, partnership, trust or other entity (irrespective of whether at the time stock or any other form of ownership of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

          "SWAPS" means payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating a Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined, in respect thereof as of the end of the then most recently ended fiscal quarter of Borrower, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to each party thereto or if any such agreement provides for the simultaneous payment of amounts by and to each party, then in each such case, the amount of such obligation shall be the net amount so determined.

          "TAXES" has the meaning set forth in Section 8.1.

          "TRANSACTION DOCUMENTS" means the agreements, instruments and documents heretofore or hereafter entered into by and among Borrower, a Manager, a Physician Group, the Physician Group Shareholders, and certain other parties, relating to the Permitted Acquisition with respect to such Physician Group and/or the management of such Physician Group by its Manager, and all of the other transactions relating thereto. Without limiting the generality of the foregoing, the Transaction Documents with respect to each Physician Group include the acquisition agreements, instruments and documents among such Physician Group, its Physician Group Shareholders, its Manager and a seller, a Management Services Agreement, an Inter-Company Note (Physician Group Shareholder), an Inter-Company Note (Guarantor), an Inter-Company Security Agreement, a Security Agreement (Physician Group), and an Option Agreement.

          "TRANSFEREE" has the meaning set forth in Section 9.5(e).

          "UNFUNDED LIABILITIES" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or an appointed trustee under Title IV of ERISA.

          "UNMATURED EVENT OF DEFAULT" means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

          "UNUSED COMMITMENT FEE" has the meaning given to such term in
Section 2.9(b).

          "WARRANT" means that certain Warrant, dated as of even date herewith, executed by Borrower in favor of Bank.

          "WORKING CAPITAL SUBLIMIT" means One Million Five Hundred Thousand Dollars ($1,500,000).

          1.2 ACCOUNTING TERMS AND DETERMINATIONS. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.

          1.3 COMPUTATION OF TIME PERIODS. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding." Periods of days referred to in this Agreement shall be counted in calendar days unless otherwise stated.

          1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, references to any gender include any other gender, the part includes the whole, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." References in this Agreement to "determination" by Bank include good faith estimates by Bank (in the case of quantitative determinations), and good faith beliefs by Bank (in the case of qualitative determinations). The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement, unless otherwise specified. Any reference in this Agreement or any of the Loan Documents to this Agreement or any of the Loan Documents includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

          1.5 EXHIBITS AND SCHEDULES. All of the exhibits and schedules attached hereto shall be deemed incorporated herein by reference.

          1.6 NO PRESUMPTION AGAINST ANY PARTY. Neither this Agreement, any of the Loan Documents, any other document, agreement, or instrument entered into in connection herewith, nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement, the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith have been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meanings of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

          1.7 INDEPENDENCE OF PROVISIONS. All agreements and covenants hereunder, under the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

                                      ARTICLE II

                                 TERMS OF THE CREDIT

          2.1    [INTENTIONALLY OMITTED].

          2.2 REVOLVING LOANS. Provided that no Event of Default or Unmatured Event of Default has occurred, and subject to the other terms and conditions hereof, Bank agrees to make revolving loans ("REVOLVING LOANS") to Borrower, upon notice in accordance with Section 2.4(b), from the Closing Date up to but not including the Maturity Date, the proceeds of which shall be used only for the purposes allowed in Section 6.1, subject to the following conditions and limitations:

                 (a) the aggregate principal amount of Revolving Loans outstanding after giving effect to any proposed Borrowing plus the Letter of Credit Usage on such date shall not exceed the amount of the Revolving Credit Commitment then in effect;

                 (b) Borrower shall not be permitted to borrow, and Bank shall not be obligated to make, any Revolving Loans to Borrower, unless and until all of the conditions for a Borrowing set forth in Section 3.2, and
Section 3.3 in the case of a Borrowing for a Permitted Acquisition, have been met to the satisfaction of Bank in its sole and absolute discretion;

                 (c) Borrowings shall be in minimum amounts each of Five Hundred Thousand Dollars ($500,000), plus increments of One Hundred Thousand Dollars ($100,000) in excess of such minimum amount; and

                 (d) the aggregate amount of Revolving Loans for working capital outstanding after giving effect to any proposed Borrowing PLUS the Letter of Credit Usage on such date shall not exceed the Working Capital Sublimit;

All repayments of Revolving Loans shall be without penalty or premium. On the Maturity Date, Borrower shall pay to Bank the entire unpaid principal balance of the Revolving Loans together with all accrued but unpaid interest thereon.

          2.3 LETTERS OF CREDIT. Subject to the terms and conditions hereof, Borrower may request Bank to issue Letters of Credit for the account of Borrower, subject, in each case, to the following limitations:

                 (a) Each Letter of Credit shall be issued only upon satisfaction of each of the following conditions:

                         (i) The face amount of the Letter of Credit requested if and when issued must not cause the sum of the aggregate principal amount outstanding of all Revolving Loans PLUS the Letter of Credit Usage to exceed the Revolving Credit Commitment then in effect;

                         (ii) The face amount of the Letter of Credit requested if and when issued must not cause the Letter of Credit Usage PLUS the aggregate amount of Borrowings outstanding on such date for working capital to exceed the Working Capital Sublimit;

                         (iii) The Letter of Credit may not have an expiry date or draw period which extends beyond the date which is thirty (30) days prior to the Maturity Date;

                         (iv)   The conditions specified in Section 3.2(b) and
     (c) have been satisfied on the date of issuance of such Letter of Credit;

                         (v) Borrower shall have submitted a Letter of Credit Application, and executed such other documents, instruments and agreements as may be required by Bank, all in form and substance satisfactory to Bank; PROVIDED, HOWEVER, that the execution, delivery and performance of such Letter of Credit Application and other documents, instruments and agreements must not constitute an Unmatured Event of Default or an Event of Default and, in the event of any conflict between the provisions hereof and such Letter of Credit Application and other documents, instruments and agreements, the provisions hereof shall control; and

                         (vi) Borrower shall pay any and all charges of Bank, arising in connection with the issuance or amendment of any Letter of Credit.

                 (b) Borrower shall pay to Bank the Letter of Credit Fee upon issuance of each Letter of Credit PLUS all of Bank's standard and customary fees with respect to each Letter of Credit.

                 (c) In determining whether to pay under any Letter of Credit, only Bank shall be responsible for determining that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

                 (d) With respect to all Letters of Credit outstanding upon the occurrence of an Unmatured Event of Default or Event of Default, Borrower shall either replace such Letters of Credit, whereupon such Letters of Credit shall be canceled, with letters of credit issued by another issuer acceptable to the beneficiary of such Letter of Credit, or provide Bank, as security for such Letters of Credit, with a cash deposit in an amount equal to the Letter of Credit Usage for so long as such Letters of Credit remain outstanding during the continuance of such Unmatured Event of Default or Event of Default.

                 (e) Any and all amounts paid by Bank under any Letter of Credit shall constitute a Borrowing.

          2.4    NOTICE OF BORROWING REQUIREMENTS.

                 (a)     Each Borrowing shall be made on a Business Day.

                 (b) Each Borrowing shall be made upon telephonic notice given by a Responsible Officer of Borrower, followed by a Notice of Borrowing, given by facsimile or personal service, delivered to Bank at the address set forth in the Notice of Borrowing. Bank shall be given such notice no later than 11:00 a.m., California time, on the day on which such Borrowing is to be made, and such notice shall state the amount thereof (subject to the limitations set forth in Section 2.2). Any Notice of Borrowing (or telephonic notice in respect thereof) shall be irrevocable and Borrower shall be bound to borrow in accordance therewith.

                 (c) Bank shall not incur any liability to Borrower in acting upon any telephonic notice which Bank believes in good faith to have been given by a Responsible Officer of Borrower, or for otherwise acting in good faith under this Section 2.3, and in making any Revolving Loans pursuant to telephonic notice.

                 (d) So long as all of the conditions for a Borrowing set forth herein have been satisfied, Bank shall make the proceeds of such Borrowing available to Borrower on the applicable Borrowing date by transferring same day funds, equal to the amount of such Borrowing, in accordance with written disbursement instructions given by Borrower to Bank, in form and substance satisfactory to Bank and otherwise consistent with Section 6.1.

          2.5    INTEREST RATES; PAYMENTS OF INTEREST.

                 (a) INTEREST RATE. The unpaid principal balance of all Loans shall bear interest at the Lending Rate.

                 (b) DEFAULT RATE. If any payment of principal or interest on the Loans shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), in addition to and not in substitution of any of Bank's other rights and remedies with respect to such nonpayment, the entire unpaid principal balance of the Loans shall bear interest at the Lending Rate PLUS five hundred (500) basis points until such overdue payment is paid in full. In addition, interest, Bank Expenses, the Fees, and other amounts due hereunder not paid when due shall bear interest at the Lending Rate PLUS five hundred
(500) basis points until such overdue payment is paid in full.

                 (c) COMPUTATION OF INTEREST. All computations of interest shall be calculated on the basis of a year of three hundred sixty (360) days for the actual days elapsed. In the event that the Prime Rate announced is, from time to time, changed, adjustment in the rate of interest payable hereunder on the Loans shall be made as of 12:01 a.m. (California time) on the effective date of the change in the Prime Rate. Interest shall accrue from the Closing Date to the date of repayment of the Loans in accordance with the provisions of this Agreement.

                 (d) MAXIMUM INTEREST RATE. In no event shall the interest rate and other charges hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Bank has received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations, other than interest, in the inverse order of maturity, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no Obligations outstanding, Bank shall refund to Borrower such excess.

                 (e) PAYMENTS OF INTEREST. All accrued but unpaid interest on the Loans, calculated in accordance with this Section 2.5, shall be due and payable, in arrears, on the first Business Day of each and every month.

                 (f) CHANGE IN APPLICABLE MARGIN. Changes in the Applicable Margin, resulting from a change in the Leverage Ratio, shall become effective on the 45th day following the last day of each fiscal quarter of Borrower, and shall be based on the Leverage Ratio disclosed in the Compliance Certificate with respect to such fiscal quarter; PROVIDED, HOWEVER, for purposes of determining the aforementioned margins, (i) until Borrower accurately completes and delivers to Bank the first Compliance Certificate due hereunder, the Leverage Ratio shall be conclusively presumed to be greater than 3.5:1.0 and (ii) if Borrower fails to deliver to Bank an accurately completed Compliance Certificate within forty-five (45) days following the end of each fiscal quarter of Borrower, the Leverage Ratio shall be conclusively presumed to be greater than 3.5:1.0 until the applicable Compliance Certificate has been so completed and delivered to Bank.

          2.6 NOTE; STATEMENTS OF OBLIGATIONS. The Revolving Loans and Borrower's obligation to repay the same shall be evidenced by the Note, this Agreement and the books and records of Bank. Bank shall render monthly statements of the Loans to Borrower, including statements of all principal and interest owing on the Loans, and all Fees and Bank Expenses owing, and such statements shall be presumed to be correct and accurate and constitute an account stated between Borrower and Bank unless, within thirty (30) days after receipt thereof by Borrower, Borrower delivers to Bank, at the address specified in Section 9.1, written objection thereof specifying the error or errors, if any, contained in any such statement.

          2.7 HOLIDAYS. Any principal or interest in respect of the Loans which would otherwise become due on a day other than a Business Day, shall instead become due on the next succeeding Business Day and such adjustment shall be reflected in the computation of interest; PROVIDED, HOWEVER, that in the event that such due date shall, subsequent to the specification thereof by Bank, for any reason no longer constitute a Business Day, Bank may change such specified due date in accordance with this Section 2.7.

          2.8    TIME AND PLACE OF PAYMENTS.

                 (a) All payments due hereunder shall be made available to Bank in immediately available Dollars, not later than 12:00 p.m., Los Angeles time, on the day of payment, to the following address or such other address as Bank may from time to time specify by notice to Borrower:

                 IMPERIAL BANK
                 9920 South La Cienega Blvd., Ste. 628
                 Inglewood, California  90301
                 Attention:  Lending Services Department

                 (b) Borrower hereby authorizes Bank to charge any account which Borrower maintains with Bank for the amount of any payment due or past due hereunder.

                 (c) In addition, Borrower hereby authorizes Bank at its option, without prior notice to Borrower, to advance a Revolving Loan for any payment due or past due hereunder, including principal and interest owing on the Loans, the Fees and all Bank Expenses, and to pay the proceeds of such Revolving Loan to Bank for application toward such due or past due payment.

          2.9    COMMITMENT FEE AND UNUSED COMMITMENT FEE.

                 (a) On the Closing Date, Borrower shall pay to Bank a fully earned, non-refundable Commitment Fee (the "COMMITMENT FEE") in the amount of One Hundred Thousand Dollars ($100,000) in consideration of Bank's agreement to enter into this Agreement upon the terms and conditions set forth herein, of which Twenty-Five Thousand Dollars ($25,000) has previously been paid.

                 (b) Borrower shall pay to Bank an unused commitment fee (the "UNUSED COMMITMENT FEE") in an aggregate amount equal to one-half of one percent (0.5%) per annum of the average daily amount of the Revolving Credit Commitment MINUS the Revolving Loans Daily Balances. The Unused Commitment Fee shall begin to accrue on the Closing Date and shall be due and payable on the first Business Day of each month and the Maturity Date.

                 (c) LATE PAYMENT FEE. If any payment due hereunder, whether for principal, interest, or otherwise, is not paid on or before the tenth day after the date such payment is due, in addition to and not in substitution of any of Bank's other rights and remedies with respect to such nonpayment, Borrower shall pay to Bank, a late payment fee ("LATE PAYMENT FEE") equal to five percent (5%) of the amount of such overdue payment. The Late Payment Fee shall be due and payable on the eleventh day after the due date of the overdue payment with respect thereto.

          2.10 OPTIONAL COMMITMENT REDUCTIONS. Borrower may terminate or permanently reduce the Revolving Credit Commitment at any time, upon three (3) Business Days' notice to Bank (an "OPTIONAL COMMITMENT REDUCTION"), and Borrower shall concurrently therewith pay Bank in immediately available funds, an amount equal to the amount by which the aggregate outstanding principal balance of the Revolving Loans exceeds the amount of the Revolving Credit Commitment as so reduced, PLUS all accrued interest on such amount. Optional Commitment Reductions shall be in minimum increments of Five Hundred Thousand Dollars ($500,000).

                                     ARTICLE III

                                 CONDITIONS PRECEDENT

          3.1 CONDITIONS TO INITIAL LOAN OR LETTER OF CREDIT. Bank's obligation to make the initial Loan or issue the initial Letter of Credit is subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Bank and its counsel:

                 (a) receipt by Bank of this Agreement and each of the Loan Documents, all duly executed by Borrower and/or the other Persons party thereto, acknowledged where required, and in form and substance satisfactory to Bank in its sole and absolute discretion;

                 (b) receipt by Bank of a duly executed opinion of Borrower's and Guarantors' counsel, dated as of the Closing Date, covering the matters set forth in EXHIBIT 3.1(b) and otherwise in form and substance satisfactory to Bank in its sole and absolute discretion;

                 (c) receipt by Bank of a Certificate of the Secretary of Borrower, dated as of the Closing Date, certifying (i) the incumbency and signatures of the Responsible Officers of Borrower who are executing this Agreement and the Loan Documents on behalf of Borrower; (ii) the bylaws of Borrower and all amendments thereto as being true and correct and in full force and effect; and (iii) the resolutions of the Board of Directors of Borrower as being true and correct and in full force and effect, authorizing the execution and delivery of this Agreement and the Loan Documents, and authorizing the transactions contemplated hereunder and thereunder, and authorizing the Responsible Officers of Borrower to execute the same on behalf of Borrower;

                 (d) receipt by Bank of a certificate of status and good standing for each Borrower, dated as of a recent date prior to the Closing Date, showing that Borrower is in good standing under the laws of the State of Delaware;

                 (e) receipt by Bank of Borrower's Certificate of Incorporation and all amendments thereto, certified by the Delaware Secretary of State and dated as of a recent date prior to the Closing Date;

                 (f) receipt by Bank of certificates of foreign qualification and good standing with respect for Borrower, dated as of a recent date prior to the Closing Date, showing that Borrower is in good standing under the laws of California;

                 (g) receipt by Bank of a certificate signed by the President and Chief Financial Officer of Borrower, dated as of the Closing Date, certifying to Bank that (i) both immediately before and immediately after giving effect to the transactions contemplated by this Agreement and the Loan Documents, Borrower is and will be Solvent; (ii) the representations and warranties of Borrower contained in this Agreement and the Loan Documents are true and correct and (iii) both immediately before and immediately after giving effect to the transactions contemplated by this Agreement and the Loan Documents, no Event of Default or Unmatured Event of Default is continuing or shall occur;

                 (h) receipt by Bank of a Certificate of the Secretary of each Guarantor, dated as of the Closing Date, certifying (i) the incumbency and signatures of the Responsible Officers of such Guarantor who are executing the Loan Documents on behalf of such Guarantor, (ii) the bylaws of such Guarantor and all amendments thereto as being true and correct and in full force and effect, and (iii) the resolutions of the Board of Directors of such Guarantor as being true and correct and in full force and effect, authorizing the execution and delivery of the Loan Documents, and authorizing the transactions contemplated thereunder, and authorizing the Responsible Officers of such Guarantor to execute the same on behalf of such Guarantor;

                 (i) receipt by Bank of a certificate of status and good standing for each Guarantor, dated as of a recent date prior to the Closing Date, showing that such Guarantor is in good standing under the laws of the state of its organization;

                 (j) receipt by Bank of each Guarantor's Articles of Incorporation and all amendments thereto, certified by the Secretary of State of the state of its organization and dated as of a recent date prior to the Closing Date;

                 (k) receipt by Bank of certificates of foreign qualification and good standing with respect to each Guarantor, dated as of a recent date prior to the Closing Date, showing that such Guarantor is in good standing under the laws of California;

                 (l) receipt by Bank of a certificate signed by the President and Chief Financial Officer of each Guarantor, dated as of the Closing Date, certifying to Bank that (i) both immediately before and immediately after giving effect to the transactions contemplated by this Agreement and the Loan Documents, such Guarantor is and will be Solvent; (ii) to the best of their knowledge after due and diligent inquiry, the representations and warranties of such Guarantor contained in the Loan Documents are true and correct and (iii) to the best of their knowledge after due and diligent inquiry, both immediately before and immediately after giving effect to the transactions contemplated by the Loan Documents, no Event of Default or Unmatured Event of Default is continuing or shall occur;

                 (m) receipt by Bank of Uniform Commercial Code and other public record searches with respect to Borrower and Guarantors, in each case satisfactory to Bank in its sole and absolute discretion;

                 (n) receipt by Bank of (i) the balance of the Commitment Fee and (ii) all Bank Expenses owing on the Closing Date;

                 (o) receipt by Bank of (i) Borrower's internally prepared Financial Statements for Borrower fiscal year ended September 30, 1996, and
(ii) Borrower's operating budgets and projections for their fiscal year ending September 30, 1997, all of which satisfactory to Bank to Bank in its sole and absolute discretion;

                 (p)     no Material Adverse Effect shall have occurred;

                 (q) receipt by Bank of copies of insurance binders or insurance certificates evidencing Borrower's having caused to be obtained insurance in accordance with Section 5.5, including the lender's loss payee endorsements required by such Section;

                 (r) Borrower, each Guarantor and Physician Group shall have established the bank accounts at Bank as described in Section 5.11;

                 (s) receipt by Bank of (i) a written detailed description of all proposed Permitted Acquisitions for which Borrower has committed as of the Closing Date, in form and substance satisfactory to Bank, including historical and projected financial information, accounts receivable information and reconciliations, and such other supporting information with respect to the applicable Physician Groups and proposed Permitted Acquisitions as Bank shall require, including historical financial statements; and (ii) draft copies of all Transaction Documents with respect to such proposed Permitted Acquisitions, in form and substance satisfactory to Bank;

                 (t) Bank's approval of Borrower's equity and capital structure; and

                 (u) the Closing Date shall have occurred on or before July 3, 1997.

          3.2 CONDITIONS TO ALL LOANS AND LETTERS OF CREDIT. Bank's obligation hereunder to make any Loans to Borrower (including the initial Loan), or issue any Letters of Credit (including the initial Letter of Credit), is further subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Bank:

                 (a) in the case of a Borrowing, receipt by Bank of a Notice of Borrowing as required by Section 2.4(b) and written disbursement instructions to Bank consistent with Section 6.1;

                 (b) in the case of a Borrowing or Letter of Credit Application, the fact that, immediately before and after such Borrowing or issuance of Letter of Credit, as the case may be, no Event of Default or Unmatured Event of Default shall have occurred; and

                 (c) in the case of a Borrowing or Letter of Credit Application, the fact that the representations and warranties of Borrower contained in this Agreement shall be true on and as of the date of such Borrowing, or issuance of Letter of Credit, as the case may be.

          3.3 ADDITIONAL CONDITIONS TO LOANS FOR PERMITTED ACQUISITIONS. Bank's obligation hereunder to make any Loans to Borrower for a Permitted Acquisition with respect to any Physician Group, is further subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Bank:

                 (a)     satisfaction of all of the conditions set forth in
Section 6.8(b); and

                 (b) receipt by Bank of Pay-Off Letters from the Old Lenders, if any, and such UCC-2 Termination Statements and other Lien releases as Bank shall require, duly executed by such Old Lenders, all of the foregoing in form and substance satisfactory to Bank; and

                 (c) receipt by Bank of such other agreements, instruments and documents as Bank may reasonably require in connection with such Borrowing, in form and substance satisfactory to Bank in its sole and absolute discretion.

                                      ARTICLE IV

                            REPRESENTATIONS AND WARRANTIES

          In order to induce Bank to enter into this Agreement and to make Loans and/or issue any Letters of Credit, Borrower represents and warrants to Bank that on the Closing Date and on the date of each Borrowing or issuance of a Letter of Credit:

          4.1 LEGAL STATUS. Borrower is a corporation duly organized and existing under the laws of the state of Delaware. Borrower and each Subsidiary has the power and authority to own its own Assets and to transact the business in which it is engaged, and is properly licensed, qualified to do business and in good standing in every jurisdiction in which it is doing business where failure to so qualify could have a Material Adverse Effect.

          4.2    NO VIOLATION; COMPLIANCE.

                 (a) The execution, delivery and performance of this Agreement and the Loan Documents and the Transaction Documents to which Borrower is a party are within Borrower's powers, are not in conflict with the terms of the Governing Documents of Borrower, and do not result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower is bound or affected. There is no law, rule or regulation (including Regulations G, T, U and X of the Federal Reserve Board and laws relating to the practice of medicine), nor is there any judgment, decree or order of any court or Governmental Authority binding on Borrower which would be contravened by the execution, delivery, performance or enforcement of this Agreement and the Loan Documents and the Transaction Documents to which Borrower is a party.

                 (b) The execution, delivery and performance of the Loan Documents and the Transaction Documents to which each Guarantor is a party are within such Guarantor's powers, are not in conflict with the terms of the Governing Documents of such Guarantor, and do not result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which such Guarantor is a party or by which such Guarantor is bound or affected. There is no law, rule or regulation (including Regulations G, T, U and X of the Federal Reserve Board and laws relating to the practice of medicine), nor is there any judgment, decree or order of any court or Governmental Authority binding on any Guarantor which would be contravened by the execution, delivery, performance or enforcement of the Loan Documents and the Transaction Documents to which any Guarantor is a party.

          4.3    AUTHORIZATION; ENFORCEABILITY.

                 (a) Borrower has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the Loan Documents and the Transaction Documents to which Borrower is a party, and the consummation of the transactions contemplated hereby and thereby. Upon their execution and delivery in accordance with the terms hereof, this Agreement and the Loan Documents and the Transaction Documents to which Borrower is a party will constitute legal, valid and binding agreements and obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors' rights generally.

                 (b) Each Guarantor has taken all corporate action necessary to authorize the execution and delivery of the Loan Documents and the Transaction Documents to which such Guarantor is a party, and the consummation of the transactions contemplated thereby. Upon their execution and delivery in accordance with the terms hereof, the Loan Documents and the Transaction Documents to which each Guarantor is a party will constitute legal, valid and binding agreements and obligations of such Guarantor enforceable against such Guarantor in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, and similar laws and equitable principles affecting the enforcement of creditors' rights generally.

          4.4 APPROVALS; CONSENTS. No approval, consent, exemption or other action by, or notice to or filing with, any Governmental Authority is necessary in connection with the execution, delivery, performance or enforcement of this Agreement, the Loan Documents or the Transaction Documents.

          4.5 LIENS. Borrower and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its Assets, free and clear of all Liens or rights of others, except for Permitted Liens.

          4.6 DEBT. Borrower and each of its Subsidiaries has no Debt other than Permitted Debt.

          4.7 LITIGATION. Except as set forth in SCHEDULE 4.7, there are no suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due inquiry, threatened, against or affecting Borrower or any of Borrower's Assets, or any Subsidiary of Borrower or any of such Subsidiary's Assets, which are not fully covered by applicable insurance and as to which no reservation of rights has been taken by the insurer thereunder.

          4.8 NO DEFAULT. No Event of Default or Unmatured Event of Default is continuing or would result from the incurring of obligations by Borrower or any Subsidiary under this Agreement or the Loan Documents.

          4.9 SUBSIDIARIES. Set forth in SCHEDULE 4.9 is a complete and accurate list of the Subsidiaries, showing the jurisdiction of incorporation of each and showing the percentage of each Borrower's ownership of the outstanding stock of each Subsidiary. All of the outstanding capital stock of each Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by Borrower free and clear of all Liens except Permitted Liens.

          4.10 TAXES. All tax returns required to be filed by Borrower and each of its Subsidiaries in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon Borrower and each of its Subsidiaries or upon any of their Assets, income or franchises, which are due and payable have been paid. The provisions for taxes on the books of Borrower and each of its Subsidiaries are adequate for all open years, and for Borrower's and each of its Subsidiaries current fiscal period.

          4.11 CORRECTNESS OF FINANCIAL STATEMENTS. Borrower's consolidated audited Financial Statement as of the fiscal year ended September 30, 1996, and all information and data furnished by Borrower to Bank in connection therewith, are complete and correct and accurately and fairly present the financial condition and results of operations of Borrower and the Subsidiaries as of their respective dates. Any forecasts of future financial performance delivered by Borrower to Bank have been made in good faith and are based on reasonable assumptions and investigations by Borrower. Said audited Financial Statement has been prepared in accordance with GAAP. Since the date of such audited Financial Statement, there has been no change in Borrower's or the Subsidiaries' financial condition or results of operations sufficient to have a Material Adverse Effect. Borrower and the Subsidiaries have no contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in such statements, information and data.

          4.12 ERISA. Neither Borrower nor any member of the ERISA Group maintains or contributes to any Plan or Multiemployer Plan, other than those listed on SCHEDULE 4.12. Borrower and each member of the ERISA Group have satisfied the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and Multiemployer Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Effect. None of Borrower, any member of the ERISA Group, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan (other than to make regularly scheduled required contributions and to pay Plan benefits in the normal course) under any applicable law, treaty, rule, regulation, or agreement. Neither Borrower nor any member of the ERISA Group is required to provide security to any Plan under
Section 401(a)(29) of the Internal Revenue Code. Each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and Under GAAP.

          4.13 OTHER OBLIGATIONS. Borrower and each of its Subsidiaries is not in default on any Debt, and Borrower and each of its Subsidiaries is not in default on any other lease, commitment, contract, instrument or obligation which is material to the operation of its business.

          4.14 PUBLIC UTILITY HOLDING COMPANY ACT. Borrower is not a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          4.15 INVESTMENT COMPANY ACT. Borrower is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          4.16 PATENTS, TRADEMARKS, COPYRIGHTS, AND INTELLECTUAL PROPERTY, ETC. Borrower and each Subsidiary has all necessary, patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, permits, and franchises in order for it to conduct its business and to operate its Assets, without known conflict with the rights of third Persons, and all of same are valid and subsisting. The consummation of the transactions contemplated by this Agreement will not alter or impair any of such rights of Borrower or any Subsidiary. Borrower and each Subsidiary has not been charged or, to the best of Borrower's knowledge after due inquiry, threatened to be charged with any infringement or, after due inquiry, infringed on any, unexpired trademark, trademark registration, trade name, patent, copyright, copyright registration, or other proprietary right of any Person.

          4.17 ENVIRONMENTAL CONDITION. (i) None of Borrower's, any Subsidiary's or any Physician Group's Assets has ever been used by such Borrower, such Subsidiary or any Physician Group or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, other than medical supplies used in the ordinary course of a Physician Group's practice as presently conducted in accordance with all applicable laws, rules and regulations; (ii) none of Borrower's, any Subsidiary's or any Physician Group's Assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute; (iii) no Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower, any Subsidiary nor any Physician Group; and (iv) neither Borrower, any Subsidiary or any Physician Group has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower, any Subsidiary or any Physician Group resulting in the releasing or disposing of Hazardous Materials into the environment.

          4.18 REAL ESTATE LEASES. All of the Real Estate Leases are listed on SCHEDULE 4.18. All of the Real Estate Leases are currently in full force and effect, and true and correct copies of all Real Estate Leases, together with all amendments, exhibits and schedules thereto, have been delivered to Bank.
Neither the landlord nor the tenant therein, as the case may be, is in default on any of its obligations thereunder, and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute such a default.

          4.19   COMPLIANCE WITH ADA.

                 (a) Borrower's, the Subsidiaries' and the Physician Group's premises are presently used as an administrative, office, and for other commercial purposes, and no portions of Borrower's, any Subsidiaries' or any Physician Group's premises are used as or for a "public accommodation," as described and defined in the ADA.

                 (b) Borrower, each Subsidiary and each Physician Group has made all modifications and/or provided all accommodations which may be required to be made or provided by Borrower, such Subsidiary and each Physician Group to their premises pursuant to the ADA in order to accommodate the needs and requirements of any disabled employees of Borrower, such Subsidiary and each Physician Group.

                 (c) Borrower, the Subsidiaries and the Physician Group's have received no notice or complaint regarding any noncompliance with the ADA of their premises or of Borrower's, any Subsidiary's and the Physician Group's employment practices and, to the best of Borrower's knowledge, there has been no threatened litigation alleging any such noncompliance by Borrower, the Subsidiaries, the Physician Groups or their premises.

          4.20   PHYSICIAN GROUPS; TRANSACTION DOCUMENTS.

                 (a) Each of the Physician Groups is listed on SCHEDULE 4.20 including with respect to each Physician Group, its full legal name and all trade names and fictitious business names, state of organization, and all locations where such Physician Group conducts its business. Each of the Transaction Documents executed in connection with the formation of such Physician Group and currently in effect, and transactions by and among such Physician Group, its Physician Group Shareholders, Borrower and any Subsidiary, are listed by title, date and parties in SCHEDULE 4.20.

                 (b) Each Physician Group is a professional medical corporation, duly organized and existing under the laws of the state of its organization. Each Physician Group has the power and authority to own its own Assets and to transact the business in which it is engaged, and is properly licensed to practice medicine in accordance with applicable laws.

                 (c) The execution, delivery and performance of the Transaction Documents to which each Physician Group is a party are within such Physician Group's powers, are not in conflict with the terms of any charter, bylaw, the articles or certificate of incorporation or other organization papers of such Physician Group, and do not result in a breach of or constitute a default under any material contract, obligation, indenture or other instrument to which such Physician Group or its Physician Group Shareholders is a party or by which such Physician Group its Physician Group Shareholders is bound or affected. To the knowledge of Borrower, there is no law, rule or regulation, whether relating to the practice of medicine or otherwise, nor is there any judgment, decree or order of any court or Governmental Authority binding on any Physician Group or any Physician Group Shareholder which would be contravened by the execution, delivery, performance or enforcement of the Transaction Documents to which such Physician Group and such Physician Group Shareholder is a party.

                 (d) Each Physician Group has taken all corporate action necessary to authorize the execution and delivery of the Transaction Documents to which such Physician Group is a party, and the consummation of the transactions contemplated thereby.

          4.21 BILLING PRACTICES. To the knowledge of Borrower, all billing practices of each Guarantor with third party payors of each Physician Group, including Medicare, Medicaid, Champus and Private Insurance Companies, are true and correct and in compliance with all applicable laws, regulations, policies and agreements, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect.

          4.22 CHARACTER OF BUSINESS. Borrower is a holding company engaged in no business activities or operations other than the acquisition of Permitted Acquisitions and the acquisition, ownership and management of the Subsidiaries, and the Subsidiaries are not engaged in any business activities or operations other than the management of the Physician Groups and other activities incidental thereto.

                                      ARTICLE V

                                AFFIRMATIVE COVENANTS

          Borrower covenants and agrees that from the Closing Date and thereafter until the indefeasible payment, performance and satisfaction in full of the Obligations and all of Bank's obligations hereunder have been terminated, Borrower shall:

          5.1 PUNCTUAL PAYMENTS. Punctually pay the interest and principal on the Loans, the Fees and all Bank Expenses and any other fees and liabilities due under this Agreement and the Loan Documents at the times and place and in the manner specified in this Agreement or the Loan Documents.

          5.2 BOOKS AND RECORDS. Maintain, and cause each of its Subsidiaries to maintain, adequate books and records in accordance with GAAP, and permit any officer, employee or agent of Bank, at any time and from time to time, to inspect, audit and examine such books and records, and to make copies of the same.

          5.3 FINANCIAL STATEMENTS. Deliver to Bank the following, all in form and detail satisfactory to Bank and in such number of copies as Bank may request:

                 (a) as soon as available but not later than forty-five (45) days after and as of the close of each monthly accounting period, a consolidated internally prepared Financial Statement for Borrower and its Subsidiaries which shall include Borrower's and its Subsidiaries' consolidated balance sheet as of the close of such period, and Borrower's and its Subsidiaries' consolidated statement of income and retained earnings and statement of cash flow for such period and year to date, certified by the Chief Financial Officer of Borrower, to the best of his or her knowledge after due and diligent inquiry, as being complete and correct and fairly presenting in all material respects Borrower's and its Subsidiaries' financial condition and results of operations for such period;

                 (b) as soon as available but not later than forty-five (45) days after and as of the close of each quarterly accounting period, a consolidated and consolidating internally prepared Financial Statement for Borrower and its Subsidiaries which shall include Borrower's and its Subsidiaries' consolidated and consolidating balance sheet as of the close of such period, and Borrower's and its Subsidiaries' consolidated statement of income and retained earnings and statement of cash flow for such period and year to date, certified by the Chief Financial Officer of Borrower, to the best of his or her knowledge after due and diligent inquiry, as being complete and correct and fairly presenting Borrower's and its Subsidiaries' financial condition and results of operations;

                 (c) as soon as available but not later than forty-five (45) days after and as of the close of each quarterly accounting period, a report, certified by a Responsible Officer of Borrower, to the best of his or her knowledge after due and diligent inquiry, as being complete and correct, setting forth all of the following information with respect to such quarterly accounting period with respect to Borrower, the Subsidiaries and the Physician Groups, both in the aggregate and by Physician Group: (i) an accounts receivable aging by payor class, (ii) number of member lives and number of doctors employed, (iii) monthly capitation rate for commercial lives, Medicare risk lives and Medical/Medicaid lives, (iv) medical loss ratio; and (v) an analysis of incurred but not reported medical expenses.

                 (d) as soon as available but not later than forty-five (45) days after and as of the end of each quarterly accounting period, a Compliance Certificate from the Chief Financial Officer of Borrower, stating, among other things, that he or she has reviewed the provisions of this Agreement and the Loan Documents and that, to the best of his or her knowledge after due and diligent inquiry there exists no Event of Default or Unmatured Event of Default, and containing the calculations and other details necessary to demonstrate compliance with Sections 6.12 and 6.16;

                 (e) as soon as available but not later than ninety (90) after and as of the end of each fiscal year, a complete copy of Borrower's and the Subsidiaries' consolidated audited Financial Statement and all work papers and supporting documents thereunder which Bank may request, which shall include at least Borrower's and the Subsidiaries' balance sheet as of the close of such fiscal year, and Borrower's and the Subsidiaries' statement of income and retained earnings and statement of cash flow for such fiscal year, certified by a certified public accountant selected by Borrower and satisfactory to Bank, which certificate shall not be qualified in any manner whatsoever, and shall include or be accompanied by a statement from such accountant that during the examination, solely with respect to accounting and auditing matters herein, there was observed no Event of Default or Unmatured Event of Default, or a statement of such Event of Default or Unmatured Event of Default if any is found and the actions taken or to be taken with respect thereto;

                 (f) as soon as available but not later than thirty (30) days prior to the last day of each fiscal year, a Capital Expenditure budget for the following fiscal year of Borrower and the Subsidiaries, approved by the Board of Directors of Borrower, in form and content satisfactory to Bank;

                 (g) as soon as available, but no later than ten (10) days after submission thereof to the Department of Corporations and/or any other applicable or successor state agency or body, all reports and/or financial statements required under Borrower's or any Guarantor's Health Service Plan License;

                 (h) promptly upon receipt by Borrower, copies of any and all reports and management letters submitted to Borrower or any Subsidiary by any certified public accountant in connection with any examination of Borrower's or any Subsidiary's financial records made by such accountant; and

                 (i) from time to time annual budgets, operating statistics, operating plans and any other information as Bank may reasonably request, promptly upon such request.

          5.4 EXISTENCE; PRESERVATION OF LICENSES; COMPLIANCE WITH LAW. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence and good standing in the state of its organization, qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in every jurisdiction where the failure to be so qualified could have a Material Adverse Effect; and preserve, and cause each of the Subsidiaries to preserve, all of its licenses, permits, governmental approvals, rights, privileges and franchises required for its operations; and comply, and cause each of the Subsidiaries to comply, with the provisions of its Governing Documents; and comply, and cause each of the Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations, orders of any Governmental Authority having authority or jurisdiction over it, except for such laws, rules and regulations where the failure to so comply could not have a Material Adverse Effect, and comply, and cause each of the Subsidiaries to comply, with all requirements for the maintenance of its business, insurance, licenses, permits, governmental approvals, rights, privileges and franchises; and timely file, and cause each of its Subsidiaries to timely file, to the Department of Corporations, all required reports and financial statements required under its Health Service Plan License.

          5.5    INSURANCE.

                 (a) Maintain and keep in force, and cause each Subsidiary and each Physician Group to maintain and keep in force, insurance of the types and in amounts customarily carried by companies engaged in the same or similar business, or similarly situated, including fire, extended coverage, public liability, business interruption, property damage, medical liability and workers' compensation insurance, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect. All insurance required herein shall be written by companies which are authorized to do insurance business in the State of California. All hazard insurance and such other insurance as Bank shall specify, shall contain a California
Form 438BFU (NS) endorsement, or an equivalent endorsement satisfactory to Bank, showing Bank as sole loss payee thereof, and shall contain a waiver of warranties. Every policy of insurance referred to in this Section 5.5 shall contain an agreement by the insurer that it will not cancel such policy except after 30 days prior written notice to Bank and that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower or Bank which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment.

                 (b) Original policies or certificates thereof satisfactory to Bank evidencing such insurance shall be delivered to Bank at least 30 days prior to the expiration of the existing or preceding policies. Borrower shall give Bank prompt notice of any loss covered by such insurance, and Bank shall have the right to adjust any loss. Bank shall have the exclusive right to adjust all losses payable under any such insurance policies without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy including the insurance policies mentioned above, shall be paid over to Bank to be applied at the option of Bank either to the prepayment of the Obligations without premium, in such order or manner as Bank may elect, or shall be disbursed to Borrower under stage payment terms satisfactory to Bank for application to the cost of repairs, replacements, or restorations. All repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default, Bank shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or form as Bank shall determine.Borrower shall, concurrently with the financial information required to be delivered by Borrower pursuant to Section 5.3(b), deliver to Bank, as Bank may request, copies of certificates describing all insurance of Borrower then in effect.

          5.6 ASSETS. Maintain, keep and preserve, and cause each Subsidiary to maintain, keep and preserve, all of its Assets (tangible or intangible) which are necessary to its business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such Assets shall be fully and efficiently preserved and maintained.

          5.7 TAXES AND OTHER LIABILITIES. Pay and discharge when due, and cause each Subsidiary to pay and discharge when due, any and all assessments and taxes, both real or personal and including federal and state income taxes, and any and all other Permitted Debt.

          5.8 NOTICE TO BANK. Promptly, upon Borrower acquiring knowledge thereof, give written notice to Bank of:

                 (a) all litigation affecting Borrower or any Subsidiary where the amount in controversy is in excess of applicable insurance coverage;

                 (b) any dispute which may exist between Borrower, any Subsidiary or any Physician Group, on the one hand, and any Governmental Authority, on the other;

                 (c) any labor controversy resulting in or threatening to result in a strike against Borrower or any Subsidiary;

                 (d) any proposal by any public authority to acquire the Assets or business of Borrower or any Subsidiary, or to compete with Borrower or any Subsidiary;

                 (e) all notices or claims which may be received by Borrower or any Subsidiary and involving claims made by any Person as to any alleged noncompliance of Borrower's or such Subsidiary's premises with the requirements of the ADA;

                 (f) any material notice from any Governmental Authority pertaining to any Physician Group, the Transaction Documents or any of them, or the transactions contemplated thereunder;

                 (g) any notice of termination of any Management Service Agreement or any other material notice from any Physician Group, or any Physician Group Shareholder;

                 (h)     any Event of Default or Unmatured Event of Default; and

                 (i) any other matter which has resulted or could result in a Material Adverse Effect.

          5.9 EMPLOYEE BENEFITS. (a)(i) Promptly, and in any event within 10 Business Days after Borrower or any of the Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Effect, deliver or cause to be delivered a written statement of the Chief Financial Officer of Borrower describing such ERISA Event and any action that is being taken with respect thereto by Borrower, any such Subsidiary, or member of the ERISA Group, and any action taken or threatened by the IRS, Department of Labor, or PBGC. Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Plan of which it is the plan sponsor; (ii) promptly and in any event within 3 Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Plan and all communications received by Borrower, any member of the ERISA Group with respect to such request; and (iii) promptly and in any event within 3 Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any member of the ERISA Group, of the PBGC's intention to terminate a Plan or to have a trustee appointed to administer a Plan, copies of each such notice.

                 (b) Cause to be delivered to Bank, upon Bank's request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements of other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries;
(ii) the most recent determination letter issued by the IRS with respect to each Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Plan; (iv) all actuarial reports prepared for the last three plan years for each Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any member of the ERISA Group to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any member of the ERISA Group regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

          5.10 FURTHER ASSURANCES. Execute and deliver, or cause to be executed and delivered, upon the request of Bank and at Borrower's expense, such additional documents, instruments and agreements as Bank may reasonably determine to be necessary or advisable to carry out the provisions of this Agreement and the Loan Documents, and the transactions and actions contemplated hereunder and thereunder.

          5.11 BANK ACCOUNTS. Maintain, and cause each Subsidiary and each Physician Group to maintain, its cash on hand and cash equivalent investments in deposit accounts at Bank, which deposits accounts (other than the deposit accounts of the Physician Groups) shall be subject to the security interests granted to Bank under the Security Agreement and the Security Agreements (Guarantor), and all funds in the deposit accounts of the Physician Groups shall be swept daily into the deposit account of its Manager established at Bank.

          5.12 ENVIRONMENT. Be and remain, and cause each Subsidiary and each operator of any of Borrower's or any Subsidiary's Assets to be and remain, in compliance with the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify Bank immediately of any notice of a hazardous discharge or environmental complaint received from any Governmental Authority or any other Person; notify Bank immediately of any hazardous discharge from or affecting its premises; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit Bank to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at Bank's request, and at Borrower's expense, provide a report of a qualified environmental engineer, satisfactory in scope, form and content to Bank, and such other and further assurances reasonably satisfactory to Bank that the condition has been corrected.

          5.13 REAL ESTATE LEASES. Perform all of its obligations under all of the Real Estate Leases and promptly deliver to Bank a copy of all notices of default or breach under any Real Estate Lease.

          5.14 ADA. Observe and comply, and cause each Subsidiary to observe and comply, in all material respects with all obligations and requirements of the ADA as it applies to their premises, which shall include, without limitation, installing or constructing all improvements or alterations which may be necessary to cause such premises to be accessible to all persons if the use of such premises or any part thereof becomes a "public accommodation," as defined in the ADA, or in the event additional building improvements are added or incorporated into the existing improvements, and making any reasonable accommodations which may be necessary to accommodate the needs or requirements of any existing or future employee of Borrower and the Subsidiaries, as applicable.

          5.15 BILLING PRACTICES. Cause all billing practices of each Guarantor with third party payors of each Physician Group, including Medicare, Medicaid, Champus and Private Insurance Companies, to be true and correct in all material respects and in material compliance with all applicable laws, regulations, policies and agreements.

                                      ARTICLE VI

                                  NEGATIVE COVENANTS

          Borrower further covenants and agrees that from the Closing Date and thereafter until the indefeasible payment, performance and satisfaction in full of the Obligations and all of Bank's obligations hereunder have been terminated, Borrower shall not:

          6.1    USE OF FUNDS; MARGIN REGULATION.

                 (a) Use any proceeds of the Revolving Loans for any purpose other than for (i) Permitted Acquisitions to the extent permitted by Sections 3.3 and 6.8 and (ii) working capital; or

                 (b) Use any portion of the proceeds of the Loans in any manner which might cause the Loans, the application of the proceeds thereof, or the transactions contemplated by this Agreement to violate Regulation G, T, U, or X of the Board of Governors of the Federal Reserve System, or any other regulation of such board, or to violate the Securities and Exchange Act of 1934, as amended or supplemented.

          6.2 DEBT. Create, incur, assume or suffer to exist, or permit any Subsidiary or any Physician Group to create, incur, assume or suffer to exist, any Debt except Permitted Debt.

          6.3 LIENS. Create, incur, assume or suffer to exist, or permit any Subsidiary or any Physician Group to create, incur, assume or suffer to exist, any Lien (including the lien of an attachment, judgment or execution) on any of its Assets, whether now owned or hereafter acquired, except Permitted Liens; or sign or file, or permit any Subsidiary or any Physician Group to sign or file, under the Uniform Commercial Code as adopted in any jurisdiction, a financing statement which names Borrower or any Subsidiary or any Physician Group as a debtor, except with respect to Permitted Liens, or sign, or permit any Subsidiary or any Physician Group to sign, any security agreement authorizing any secured party thereunder to file such a financing statement, except with respect to Permitted Liens.

          6.4 MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Wind up, liquidate or dissolve, reorganize, merge or consolidate with or into any other Person, or acquire all or substantially all of the Assets or the business of any other Person, or permit any Subsidiary to do so, except for Permitted Acquisitions; PROVIDED, HOWEVER, upon prior written notice to Bank, any Subsidiary may merge into or consolidate with or transfer Assets to any other Subsidiary.

          6.5 LEASES. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any obligation as a lessee for the rental or hire of any real or personal property, other than (i) leases that have been or should be capitalized in accordance with GAAP and (ii) leases (other than Capital Leases) that do not in the aggregate require Borrower and its Subsidiaries on a consolidated basis to make payments (including taxes, insurance, maintenance, and similar expenses which Borrower or any Subsidiary is required to pay under the terms of any lease) in excess of One Hundred Thousand Dollars ($100,000) in any fiscal year of Borrower.

          6.6 SALES AND LEASEBACKS. Sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person, and thereafter directly or indirectly leaseback the same or similar property.

          6.7 ASSET SALES. Conduct any Asset Sale, or permit any Subsidiary to do so, other than the sale or other disposition of Assets which are worn, obsolete, or no longer used or useful in the conduct of its business.

          6.8    INVESTMENTS; PERMITTED ACQUISITIONS.

                 (a) Make, or permit any Subsidiary to make, any loans or advances to, or any investment in, any Person, except Permitted Investments and loans evidenced by an Inter-Company Note (Guarantor) or an Inter-Company Note (Physician Group) in accordance with a Permitted Acquisition; or acquire, or permit any Subsidiary to acquire, any capital stock, Assets, obligations, or other securities of, make any contribution to, or otherwise acquire any interest in, any Person except in accordance with Section 6.8(b); or acquire or form or permit any Subsidiary to acquire or form, any new Subsidiary except in accordance with Section 6.8(b); or participate, or permit any Subsidiary to participate, as a partner or joint venturer with any other Person.

                 (b) Notwithstanding Section 6.8(a), Borrower shall be permitted to acquire or form a new Subsidiary in connection with the funding by it or such Subsidiary of the acquisition of a Physician Group in accordance with the Transaction Documents with respect to such Physician Group (a "PERMITTED ACQUISITION") so long as the following conditions have been fulfilled to the satisfaction of Bank in its sole and absolute discretion:

                         (i) Such Subsidiary shall be a corporation, wholly owned by Borrower;

                         (ii)   Bank shall have received not later than thirty
     (30) days prior to the date of the proposed Permitted Acquisition, (x) a written detailed description of the proposed Permitted Acquisition, in form and substance satisfactory to Bank, including historical and projected financial information, accounts receivable information and reconciliations, and such other supporting information with respect to the applicable Physician Group and proposed Permitted Acquisition as Bank shall require, including historical financial statements and a listing of adjustments to physician compensation and other ongoing expenses reflected in the projected EBITDA for the transaction; and (y) draft copies of all Transaction Documents with respect to the proposed Permitted Acquisition, in form and substance satisfactory to Bank;

                         (iii) Bank shall have given its prior written consent to such Permitted Acquisition if either (x) the total consideration to be paid to the seller of the applicable Physician Group is Three Million Dollars ($3,000,000) or more, or (y) the total consideration to be paid to the seller of the applicable Physician Group is One Million Dollars ($1,000,000) or more but less than Three Million Dollars ($3,000,000) AND both (1) the total consideration to be paid to the seller of the applicable Physician Group is in excess of five times such Physician Group's projected EBITDA and (2) the cash consideration to be paid to the seller of the applicable Physician Group is in excess of three times such Physician Group's projected EBITDA;

                         (iv)   Bank shall have received, not later than one
     (1) day prior to the date of the closing of such Permitted Acquisition, final copies of all Transaction Documents with respect thereto, marked to show changes from the drafts of same previously provided to Bank, and Bank shall be satisfied with same;

                         (v) Bank shall have received all of the following Loan Documents with respect to such proposed Permitted Acquisition, in form and substance satisfactory to Bank in its sole and absolute discretion:

                                (1)     a Guaranty duly executed by the
     applicable Subsidiary;

                                (2)     a Security Agreement (Guarantor), duly
     executed by the applicable Subsidiary;

                                (3)     a Stock Pledge Agreement with respect to
     the capital stock of the applicable Subsidiary, duly executed by Borrower and acknowledged by such Subsidiary;

                                (4)     a Collateral Assignment of Transaction
     Documents (Guarantor), duly executed by the applicable Subsidiary and acknowledged by each of the other Persons party to such Transaction Documents;

                                (5)     a Security Agreement (Physician Group)
     and related financing statement (Form UCC-1) and financing statement assignment (Form UCC-2 or UCC-3, as applicable), duly executed by the applicable Physician Group and Subsidiary;

                                (6)     a joinder agreement to the Credit
     Succession Agreement, duly executed by such Subsidiary, Physician Group and the Physician Group Shareholders of such Physician Group;

                                (7)     such UCC-1 financing statements and/or
     fixture filings as Bank shall reasonably require in connection with the foregoing Loan Documents, duly executed by Borrower or such Subsidiary, as applicable;

                         (vi) Bank shall have received the original duly executed Inter-Company Note (Guarantor), endorsed by allonge by Borrower to Bank, and the original duly executed Inter-Company Note (Physician Group Shareholder), endorsed by allonge by the applicable Guarantor to Bank, evidencing the downstreaming of the funds from Borrower to the applicable Guarantor to the applicable Physician Group Shareholder, together with the original duly executed Inter-Company Security Agreement and UCC-1 Financing Statements as Bank shall require with respect thereto, duly assigned to Bank, all in form and substance satisfactory to Bank in its sole and absolute discretion;

                         (vii) Bank shall have received the certificates evidencing all of the capital stock of the applicable Physician Group together with undated stock powers with respect thereto, duly executed by the applicable Physician Group Shareholder;

                         (viii) Bank shall have received a favorable duly executed opinion of Borrower's and Guarantors' counsel, dated as of the date of the closing of the proposed Permitted Acquisition, with respect to the proposed Permitted Acquisition, satisfactory to Bank in its sole and absolute discretion;

                         (ix) Bank shall have received replacement Schedules to this Agreement and the Loan Documents, as appropriate, in form and substance satisfactory to Bank in its sole and absolute discretion;

                         (x) Bank shall have received a Certificate of the Secretary of the applicable Guarantor, dated as of the date of the closing of the proposed Permitted Acquisition, certifying (i) the incumbency and signatures of the Responsible Officers of such Guarantor who are executing the Loan Documents on behalf of such Guarantor, (ii) the bylaws of such Guarantor and all amendments thereto as being true and correct and in full force and effect, and (iii) the resolutions of the Board of Directors of such Guarantor as being true and correct and in full force and effect, authorizing the execution and delivery of the Loan Documents, and authorizing the transactions contemplated thereunder, and authorizing the Responsible Officers of such Guarantor to execute the same on behalf of such Guarantor;

                         (xi) Bank shall have received a certificate of status and good standing for the applicable Guarantor, dated as of a recent date prior to the date of the closing of the proposed Permitted Acquisition, showing that such Guarantor is in good standing under the laws of the state of its organization;

                         (xii) Bank shall have received the Articles or Certificate of Incorporation and all amendments thereto of the applicable Guarantor, certified by the Secretary of State of the state of its organization;

                         (xiii) receipt by Bank of certificates of foreign qualification and good standing with respect to the applicable Guarantor, dated as of a recent date prior to the date of the closing of the proposed Permitted Acquisition, showing that such Guarantor is qualified to do business and is in good standing under the laws of each state where the failure to be so qualified would have a Material Adverse Effect;

                         (xiv) receipt by Bank of a certificate signed by the President and Chief Financial Officer of the applicable Guarantor, dated as of the date of the closing of the proposed Permitted Acquisition, certifying to Bank that (i) both immediately before and immediately after giving effect to the transactions contemplated by the Loan Documents, such Guarantor is and will be Solvent, (ii) to the best of their knowledge after due and diligent inquiry, the representations and warranties of such Guarantor contained in the Loan Documents are true and correct, (iii) to the best of their knowledge after due and diligent inquiry, both immediately before and immediately after giving effect to the transactions contemplated by the

     Loan Documents, no Event of Default or Unmatured Event of Default is continuing or shall occur, and (iv) the business of such Guarantor and the practice of the Physician Group which is the subject of such Permitted Acquisition are substantially the same as all other Guarantors and Physician Groups;

                         (xv) Bank shall have received payment in full of all Bank Expenses pursuant to Section 9.3(a)(i) incurred in connection with the proposed Permitted Acquisition;

                         (xvi) Bank shall have received copies of insurance binders or insurance certificates evidencing Borrower's having caused to be obtained insurance in accordance with Section 5.5, including the lender's loss payee endorsements required by such Section;

                         (xvii) Bank shall have received Uniform Commercial Code and other public record searches with respect to the applicable Guarantor and Physician Group, in each case satisfactory to Bank in its sole and absolute discretion; and

                         (xviii) Bank shall have received such other agreements, instruments and documents as Bank may reasonably require in connection with such Permitted Acquisition, in form and substance satisfactory to Bank in its sole and absolute discretion.

          6.9 CHARACTER OF BUSINESS. Engage in any business activities or operations other than to make Permitted Acquisitions and the acquisition, ownership and management of the Subsidiaries, or permit the Subsidiaries to engage in any business activities or operations other than the management of the Physician Groups in accordance with the Management Service Agreements and other activities incidental thereto.

          6.10 DISTRIBUTIONS. Declare or pay any Distributions; or purchase, redeem, retire, or otherwise acquire for value any of its ownership interests now or hereafter outstanding; or make any distribution of Assets to its partners or problems as such, whether in cash, Assets, or in obligations of Borrower; or allocate or otherwise set apart any sum for the payment of any Distribution on, or for the purchase, redemption or retirement of, any of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any of its ownership interests; or permit any Subsidiary to purchase or otherwise acquire for value any ownership interests of Borrower or any other Subsidiary.

          6.11 GUARANTY. Assume, guaranty, endorse (other than checks and drafts received by Borrower in the ordinary course of business so long as an Event of Default has not occurred), or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, any agreement to purchase any obligation, stock, Assets, goods, or services or to supply or advance any funds, Assets, goods, or services, or any agreement to maintain or cause such Person to maintain, a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for the obligations of any other Person; or pledge or hypothecate, or permit any Subsidiary to pledge or hypothecate, any of its Assets as security for any liabilities or obligations of any other Person.

          6.12 CAPITAL EXPENDITURES. Make any Capital Expenditures, or any commitments therefor, in excess of Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate in any fiscal year.

          6.13 TRANSACTIONS WITH AFFILIATES. Enter into any transaction, including the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any transaction, including the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, other than (i) in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would obtain in a comparable arm's length transaction with a Person not an Affiliate; (ii) the Transaction Documents; and
(iii) that certain Tax Sharing Agreement among Borrower and Guarantors, in form and content substantially similar to the draft circulated on or about the date hereof.

          6.14 CHANGE OF CONTROL. Cause, permit or suffer, directly or indirectly any Change of Control.

          6.15 STOCK ISSUANCE. Permit any Subsidiary to issue any additional capital stock or other ownership interests.

          6.16   FINANCIAL CONDITION.  Permit or suffer:

                 (a)     the Current Ratio at any time to be less than 1.0:1.0.

                 (b) Consolidated Net Worth at the end of each fiscal quarter to be less than the sum of (i) $1,734,606, PLUS (ii) on a cumulative basis from May 1, 1997, one hundred percent (100%) of all extraordinary gains, proceeds from the sale of capital stock, and equity issued in connection with any mergers and acquisitions permitted hereunder, and PLUS (iii) on a cumulative basis from May 1, 1997, seventy percent (70%) of positive Consolidated Net Income.

                 (c) the Leverage Ratio at any time to exceed the ratio set forth in the table below during the periods indicated:

                 Period                      Maximum Leverage Ratio
                 ------                      ----------------------
          Closing Date through 9/30/98            4.00:1.0
          10/1/98 and thereafter                  3.50:1.0

                 (d) the Coverage Ratio at any time to be less than 1.25:1.0.

          6.17   TRANSACTIONS UNDER ERISA.  Directly or indirectly:

                 (a) engage, or permit any Subsidiary of Borrower to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

                 (b) permit to exist with respect to any Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), whether or not waived;

                 (c) fail, or permit any Subsidiary of Borrower to fail, to pay timely required contributions or installments due with respect to any waived funding deficiency to any Plan;

                 (d) terminate, or permit any Subsidiary of Borrower to terminate, any Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any member of ERISA Group under Title IV of ERISA;

                 (e) fail, or permit any Subsidiary of Borrower to fail, to make any required contribution or payment to any Multiemployer Plan;

                 (f) fail, or permit any Subsidiary of Borrower to fail, to pay to a Plan or Multiemployer Plan any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

                 (g) amend, or permit any Subsidiary of Borrower to amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary of Borrower or any the member of the ERISA Group is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code; or

                 (h) withdraw, or permit any Subsidiary of Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any member of the ERISA Group in excess of Two Hundred Fifty Thousand Dollars ($250,000).

          6.18 TRANSACTION DOCUMENTS. (i) Terminate any of the Transaction Documents, or permit any Subsidiary to do so, or (ii) amend any of the Transaction

Documents, or waive any of the provisions thereof, or permit any Subsidiary to do so, in any respect which (x) adversely affects Bank's rights or remedies with respect thereto, or (y) could reasonably be expected to have a Material Adverse Effect.

                                     ARTICLE VII

                            EVENTS OF DEFAULT AND REMEDIES

          7.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (an "Event of Default") hereunder:

                 (a) Borrower fails to pay any payment of principal or interest due on the Loans, the Fees, any Bank Expenses, or any other amount payable hereunder or under any Loan Document;

                 (b) Borrower fails to observe or perform any of the covenants and agreements set forth in Article VI;

                 (c) Borrower fails to observe or perform any covenant or agreement set forth in this Agreement and the Loan Documents (other than those covenants and agreements described in Sections 7.1(a) and 7.1(b)), and such failure continues for fifteen (15) days after the earlier to occur of
(i) Borrower obtaining knowledge of such failure or (ii) Bank's dispatch of notice to Borrower of such failure;

                 (d) Any representation, warranty or certification made by Borrower or any Guarantor or any officer or employee of Borrower or any Guarantor in this Agreement or any Loan Document, in any certificate, financial statement or other document delivered pursuant to this Agreement or any Loan Document proves to have been untrue in any material respect when made;

                 (e) Borrower or any Guarantor fails to pay when due any payment in respect of Debt or other extensions of credit or financial arrangements (other than under this Agreement);

                 (f) Any event or condition occurs that: (i) results in the acceleration of the maturity of Debt or other financial arrangements of Borrower or any Guarantor; or (ii) permits (or, with the giving of notice or lapse of time or both, would permit) the holder or holders of such Debt or extensions of credit or financial accommodations or any Person acting on behalf of such holder or holders to accelerate the maturity thereof;

                 (g) Borrower or any Guarantor commences a voluntary Insolvency Proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debt or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official over it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary Insolvency Proceeding or fails generally to pay its Debt as it becomes due, or takes any action to authorize any of the foregoing;

                 (h) An involuntary Insolvency Proceeding is commenced against Borrower or any Guarantor seeking liquidation, reorganization or other relief with respect to it or its Debt or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and any of the following events occur: (i) the petition commencing the Insolvency Proceeding is not timely controverted;
(ii) the petition commencing the Insolvency Proceeding is not dismissed within thirty (30) calendar days of the date of the filing thereof; (iii) an interim trustee is appointed to take possession of all or a substantial portion of the Assets of, or to operate all or any substantial portion of the business of, such Borrower or such Guarantor; or (iv) an order for relief shall have been issued or entered therein;

                 (i) Borrower or any Guarantor suffers (i) any money judgment in excess of applicable insurance coverage or (ii) any writ, warrant of attachment, or similar process;

                 (j) A judgment creditor obtains possession of any of the Assets of Borrower or any Guarantor by any means, including levy, distraint, replevin, or self-help, or any order, judgment or decree is entered decreeing the dissolution of either Borrower or any Guarantor;

                 (k) Any Management Services Agreement or any of the other Transaction Documents is terminated or fails to be in full force and effect for any reason, or a breach, a default or an event of default occurs under any Transaction Document;

                 (l) Any of the Loan Documents fails to be in full force and effect for any reason, or Bank fails to have a perfected, first priority Lien in and upon all of the collateral assigned or pledged to Bank thereunder, or a breach, default or an event of default occurs under any Loan Document; or

                 (m)     Any other Material Adverse Effect occurs.

          7.2    REMEDIES.

                 (a) ACCELERATION. Upon the occurrence of any Event of Default described in Section 7.1(g) or 7.1(h), the Obligations shall become immediately due and payable without any election or action on the part of Bank without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives. Upon the occurrence and continuance of any other Event of Default, Bank may, at its election, without notice of its election and without demand, immediately declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.

                 (b) TERMINATION OF REVOLVING CREDIT COMMITMENT. Upon the occurrence of any Unmatured Event of Default or Event of Default, Bank may, at its option, terminate the Revolving Credit Commitment and cease making Revolving Loans to Borrower.

          7.3 REMEDIES CUMULATIVE. The rights and remedies of Bank herein and in the Loan Documents are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law, in equity or otherwise.

                                     ARTICLE VIII

                                        TAXES

          8.1 TAXES ON PAYMENTS. All payments in respect of the Obligations shall be made free and clear of and without any deduction or withholding for or on account of any present and future taxes, levies, imposts, deductions, charges, withholdings, assessments or governmental charges, and all liabilities with respect thereto, imposed by the United States of America, any foreign government, or any political subdivision or taxing authority thereof or therein, excluding any taxes, imposed on Bank under the Internal Revenue Code or similar state and local laws and determined by Bank's net income, and any franchise taxes imposed on Bank by the State of California (or any political subdivision thereof) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, assessments, charges and liabilities being hereinafter referred to as "TAXES"). If any Taxes are imposed and required by law to be deducted or withheld from any amount payable to Bank, then Borrower shall (i) increase the amount of such payment so that Bank will receive a net amount (after deduction of all Taxes) equal to the amount due hereunder, and (ii) pay such Taxes to the appropriate taxing authority for the account of Bank prior to the date on which penalties attach thereto or interest accrues thereon; PROVIDED, HOWEVER, if any such penalties or interest shall become due, Borrower shall make prompt payment thereof to the appropriate taxing authority.

          8.2 INDEMNIFICATION FOR TAXES. Borrower shall indemnify Bank for the full amount of Taxes (including penalties, interest, expenses and Taxes arising from or with respect to any indemnification payment) arising therefrom or with respect thereto, whether or not the Taxes were correctly or legally asserted. This indemnification shall be made on demand.

          8.3 EVIDENCE OF PAYMENT. Within thirty (30) days after the date of payment of any Taxes, Borrower shall furnish to Bank the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment due hereunder or under the Notes, Borrower shall furnish to Bank a certificate from each


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

appropriate taxing authority, or an opinion of counsel acceptable to Bank, in either case stating that such payment is exempt from or not subject to Taxes.

                                      ARTICLE IX

                                    MISCELLANEOUS

          9.1 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth on the signature pages hereof or such other address or facsimile number as such party may hereafter specify by notice to the other party in accordance with this Section 9.1. Each such notice, request or other communication shall be deemed given on the second business day after mailing; PROVIDED that actual notice, however and from whomever given or received, shall always be effective on receipt; PROVIDED further that notices to Bank pursuant to Article II shall not be effective until received by a Responsible Officer of Bank; PROVIDED FURTHER that notices sent by Bank in connection with Sections 9504 or 9505 of the California Uniform Commercial Code shall be deemed given when deposited in the mail or personally delivered, or, where permitted by law, transmitted by facsimile.

          9.2 NO WAIVERS. No failure or delay by Bank in exercising any right, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          9.3    BANK EXPENSES; DOCUMENTARY TAXES; INDEMNIFICATION.

                 (a)     Borrower shall pay all Bank Expenses on demand.

                 (b) Borrower shall pay all and indemnify Bank against any and all transfer taxes, documentary taxes, assessments, or charges made by any Governmental Authority and imposed by reason of the execution and delivery of this Agreement, any of the Loan Documents, or any other document, instrument or agreement entered into in connection herewith.

                 (c) Borrower shall and hereby agrees to indemnify, protect, defend and hold harmless Bank and its directors, officers, agents, employees and attorneys (collectively, the "INDEMNIFIED PERSONS" and individually, an "INDEMNIFIED PERSON") from and against (i) any and all losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses (including attorneys' fees and attorneys' fees incurred pursuant to proceedings arising under the Bankruptcy Code) incurred by any Indemnified Person (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person) arising out of or by reason of any litigations, investigations, claims or proceedings (whether administrative, judicial or otherwise), including discovery, whether or not Bank is designated a party thereto, which arise out of


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

or are in any way related to (1) this Agreement, the Loan Documents or the transactions contemplated hereby or thereby, (2) any actual or proposed use by Borrower of the proceeds of the Loans, or (3) Bank's entering into this Agreement, the Loan Documents or any other agreements and documents relating hereto; (ii) any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses arising out of or by reason of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence on, under or about Borrower's operations or property or property leased by Borrower of any material, substance or waste which is or becomes designated as Hazardous Materials; (iii) any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses, penalties, fines and other sanctions arising from any claim that Borrower's or any Subsidiaries' premises is not in compliance with the requirements of the ADA; and (iv) any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses incurred in connection with any remedial or other action taken by Borrower or Bank in connection with compliance by Borrower with any federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person). If and to the extent that the obligations of Borrower hereunder are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations of Bank which is permissible under applicable law.

                 (d)     Borrower's obligations under this Section 9.3 and under
Section 8.2 shall survive any termination of this Agreement and the Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of its obligations set forth in this Agreement.

          9.4 AMENDMENTS AND WAIVERS. Any provision of this Agreement or any of the Loan Documents to which Borrower is a party may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the party asserted to be bound thereby, and then such amendment or waiver shall be effective only in the specific instance and specific purpose for which given.

          9.5    SUCCESSORS AND ASSIGNS; PARTICIPATIONS; DISCLOSURE.

                 (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Bank and any such prohibited assignment or transfer by Borrower shall be void.

                 (b) Bank may make, carry or transfer the Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of Bank or to any Federal Reserve Bank, all without Borrower's consent.


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

                 (c) Bank may, at its own expense, assign to one or more banks or other financial institutions all or a portion of its rights (including voting rights) and obligations under this Agreement and the Loan Documents. In the event of any such assignment by Bank pursuant to this Section 9.5(c), Bank's obligations under this Agreement arising after the effective date of such assignment shall be released and concurrently therewith, transferred to and assumed by Bank's assignee to the extent provided for in the document evidencing such assignment, and Bank shall give prompt notice of such assignment to Borrower.

                 (d) Bank may at any time sell to one or more banks or other financial institutions (each a "PARTICIPANT") participating interests in the Loans, and in any other interest of Bank hereunder. In the event of any such sale by Bank of a participating interest to a Participant, Bank's obligations under this Agreement shall remain unchanged, Bank shall remain solely responsible for the performance thereof, and Borrower shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations under this Agreement. Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of
Article VIII with respect to its participating interest.

                 (e) Borrower authorizes Bank to disclose to any assignee under Section 9.5(c) or any Participant (either, a "TRANSFEREE") and any prospective Transferee any and all financial information in Bank's possession concerning Borrower which has been delivered to Bank by Borrower pursuant to this Agreement or which has been delivered to Bank by Borrower in connection with Bank's credit evaluation prior to entering into this Agreement.

                 (f) Borrower agrees that Bank may use Borrower's names in advertising and promotional materials, and in conjunction therewith, Bank may disclose the amount of the Loans and the purpose thereof.

          9.6 COUNTERPARTS; EFFECTIVENESS; INTEGRATION. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall be effective when executed by each of the parties hereto. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

          9.7 SEVERABILITY. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof.

          9.8 GOVERNING LAW. This Agreement shall be deemed to have been made in the State of California and the validity, construction, interpretation, and enforcement hereof, and the rights of the parties hereto, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law.

          9.9    JUDICIAL REFERENCE.

                 (a) Other than (i) nonjudicial foreclosure and all matters in connection therewith regarding security interests in real or personal property; or (ii) the appointment of a receiver, or the exercise of other provisional remedies (any and all of which may be initiated pursuant to applicable law), each controversy, dispute or claim between the parties arising out of or relating to this Agreement, which controversy, dispute or claim is not settled in writing within thirty (30) days after the "CLAIM DATE" (defined as the date on which a party subject to this Agreement gives written notice to all other parties that a controversy, dispute or claim exists), will be settled by a reference proceeding in California in accordance with the provisions of Section 638 ET SEQ. of the California Code of Civil Procedure, or their successor section ("CCP"), which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim concerning this Agreement, including whether such controversy, dispute or claim is subject to the reference proceeding and except as set forth above, the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior Court in the County where any real property collateral is located, or Los Angeles County, if none (the "COURT"). The referee shall be a retired Judge of the Court selected by mutual agreement of the parties, and if they cannot so agree within forty-five (45) days after the Claim Date, the referee shall be promptly selected by the Presiding Judge of the Court (or his or her representative). The referee shall be appointed to sit as a temporary judge, with all of the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one peremptory challenge pursuant to CCP Section 170.6. The referee shall (i) be requested to set the matter for hearing within sixty
(60) days after the Claim Date and (ii) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date. Any decision rendered by the referee will be final, binding and conclusive and judgment shall be entered pursuant to CCP Section 644 in any court in the State of California having jurisdiction. Any party may apply for a reference proceeding at any time after thirty (30) days following notice to any other party of the nature of the controversy, dispute or claim, by filing a petition for a hearing and/or trial. All discovery permitted by this Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the referee. The referee may extend such period in the event of a party's refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice, and request for production or inspection of documents shall be responded to within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

                 (b) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties.

                 (c) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue a single judgment at the close of the reference proceeding which shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The parties hereto expressly reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

                 (d) In the event that the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge of the Court, in accordance with the California Arbitration Act, Section 1280 through Section 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth hereinabove shall apply to any such arbitration proceeding.

                  [Remainder of this page intentionally left blank]


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

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:                       PROSPECT MEDICAL HOLDINGS, INC.,
                                a Delaware corporation


                                By /s/ Jacob Y. Terner, M.D.
                                  --------------------------------------------
                                Title   CEO
                                     -----------------------------------------

                                Address for Notices:

                                18200 Yorba Linda Boulevard
                                Yorba Linda, CA
                                Attn:   Jack Terner, M.D.
                                Telephone:  (310) 202-4774
                                Facsimile:  (310) 204-6334


BANK:                           IMPERIAL BANK

                                By /s/ Mark W. Campbell
                                  --------------------------------------------
                                Title   SVP
                                     -----------------------------------------

                                Address for Notices:

                                IMPERIAL BANK
                                201 N. Figueroa Street
                                Los Angeles, CA  90012
                                Attn:   Mark W. Campbell
                                Telephone:  (213) 484-3738
                                Facsimile:  (213) 484-3721


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